Filed pursuant to Rule 424(b)(3)

Registration No. 333-255069

PROSPECTUS SUPPLEMENT NO. 6

(to Prospectus dated April 22, 2022)

NOBLE FINANCE COMPANY

11%/ 13%/ 15% Senior Secured PIK Toggle Notes due 2028

This prospectus supplement is being filed to update and supplement information contained in the prospectus dated April 22, 2022 (as supplemented or amended from time to time, the “prospectus”), relating to the resale, from time to time, by the selling securityholders identified in the prospectus of up to $404,867,813 aggregate principal amount (assuming interest is paid-in-kind through maturity) of 11%/ 13%/ 15% Senior Secured PIK Toggle Notes due 2028 (the “Notes”) of Noble Finance Company, with information contained in our Quarterly Report on Form 10-Q for the three months ended June 30, 2022, filed with the Securities and Exchange Commission on August 9, 2022, which is set forth below.

This prospectus supplement updates and supplements the information in the prospectus and is not complete without, and may not be delivered or utilized except in combination with, the prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the prospectus and if there is any inconsistency between the information in the prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Investing in the Notes involves risks. See “Risk Factors” beginning on page 14 of the prospectus for a discussion of the risks regarding an investment in the Notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 9, 2022.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-Q

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended: June 30, 2022

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from                  to

Commission file number: 001-36211

Noble Corporation

(Exact name of registrant as specified in its charter)

Cayman Islands	98-1575532
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification number)

13135 Dairy Ashford, Suite 800, Sugar Land, Texas, 77478

(Address of principal executive offices) (Zip Code)

Registrant’s Telephone Number, Including Area Code: (281) 276-6100

Commission file number: 001-31306

Noble Finance Company

(Exact name of registrant as specified in its charter)

Cayman Islands	98-0366361
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification number)

13135 Dairy Ashford, Suite 800, Sugar Land, Texas, 77478

(Address of principal executive offices) (Zip Code)

Registrant’s Telephone Number, Including Area Code: (281) 276-6100

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Ordinary Shares, par value $0.00001 per share	NE	New York Stock Exchange

Indicate by check mark whether each registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

Noble Corporation              Yes  ☒    No  ☐

Noble Finance Company    Yes  ☒    No  ☐

Indicate by check mark whether each registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T during the preceding 12 months (or for such shorter period that the registrant was required to submit such files).

Noble Corporation              Yes  ☒    No  ☐

Noble Finance Company    Yes  ☒    No  ☐

Indicate by check mark whether each registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Noble Corporation:

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

Noble Finance Company:

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Noble Corporation              ☐

Noble Finance Company    ☐

Indicate by check mark whether each registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).

Noble Corporation              Yes  ☐    No  ☒

Noble Finance Company    Yes  ☐    No  ☒

Indicate by check mark whether the registrant has filed all documents and reports required to be filed by Sections 12, 13 or 15(d) of the Securities Exchange Act of 1934 subsequent to the distribution of securities under a plan confirmed by a court.    Yes  ☒    No  ☐

Number of shares outstanding at August 5, 2022: Noble Corporation - 67,050,389

Number of shares outstanding: Noble Finance Company - 261,246,093

This Quarterly Report on Form 10-Q is a combined report being filed separately by two registrants: Noble Corporation, an exempted company incorporated in the Cayman Islands with limited liability, and its wholly-owned subsidiary, Noble Finance Company, an exempted company incorporated in the Cayman Islands.

		Page
PART I	FINANCIAL INFORMATION

Item 1	Financial Statements

	Noble Corporation (Noble) Financial Statements:

	Condensed Consolidated Balance Sheets as of June 30, 2022 and December 31, 2021	3

	Condensed Consolidated Statements of Operations for the three and six months ended June 30, 2022, the period from February 6 through June 30, 2021, the period from January 1 through February 5, 2021 and the three months ended June 30, 2021	4

	Condensed Consolidated Statements of Comprehensive Income (Loss) for the three and six months ended June 30, 2022, the period from February 6 through June 30, 2021, the period from January 1 through February 5, 2021 and the three months ended June 30, 2021	6

	Condensed Consolidated Statements of Cash Flows for the six months ended June 30, 2022, the period from February 6 through June 30, 2021 and the period from January 1 through February 5, 2021	7

	Condensed Consolidated Statements of Equity for the three and six months ended June 30, 2022, the period from February 6 through June 30, 2021, the period from January 1 through February 5, 2021 and the three months ended June 30, 2021	8

	Noble Finance Company (Finco) Financial Statements:

	Condensed Consolidated Balance Sheets as of June 30, 2022 and December 31, 2021	10

	Condensed Consolidated Statements of Operations for the three and six months ended June 30, 2022, for the period of February 6 through June 30, 2021, the period from January 1 through February 5, 2021 and the three months ended June 30, 2021	11

	Condensed Consolidated Statements of Comprehensive Income (Loss) for the three and six months ended June 30, 2022, for the period from February 6 through June 30, 2021, the period from January 1 through February 5, 2021 and the three months ended June 30, 2022	13

	Condensed Consolidated Statements of Cash Flows for the six months ended June 30, 2022, the period from February 6 through June 30, 2021 and the period from January 1 through February 5, 2021	14

	Condensed Consolidated Statements of Equity for the three and six months ended June 30, 2022, the period from February 6 through June 30, 2021, the period from January 1 through February 5, 2021 and the three months ended June 30, 2021	15

	Notes to Combined Condensed Consolidated Financial Statements	17

Item 2	Management’s Discussion and Analysis of Financial Condition and Results of Operations	35

Item 3	Quantitative and Qualitative Disclosures About Market Risk	52

Item 4	Controls and Procedures	52

PART II	OTHER INFORMATION

Item 1	Legal Proceedings	53

Item 1A	Risk Factors	53

Item 2	Unregistered Sales of Equity Securities and Use of Proceeds	53

Item 6	Exhibits	53

	Index to Exhibits	54

	SIGNATURES	56

This combined Quarterly Report on Form 10-Q is separately filed by Noble Corporation, an exempted company incorporated in the Cayman Islands with limited liability (“Noble” or “Successor”), and Noble Finance Company (formerly known as Noble Corporation), an exempted company incorporated in the Cayman Islands with limited liability and a wholly-owned subsidiary of Noble (“Finco”). Information in this filing relating to Finco is filed by Noble and separately by Finco on its own behalf. Finco makes no representation as to information relating to Noble (except as it may relate to Finco) or any other affiliate or subsidiary of Noble.

This report should be read in its entirety as it pertains to each Registrant. Except where indicated, the Condensed Consolidated Financial Statements and related Notes are combined. References in this Quarterly Report on Form 10-Q to “Noble,” the “Company,” “we,” “us,” “our” and words of similar meaning refer collectively to Noble and its condensed consolidated subsidiaries, including Finco.

PART I. FINANCIAL INFORMATION

Item 1. Financial Statements

NOBLE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	Successor
	June 30, 2022	December 31, 2021

ASSETS
Current assets
Cash and cash equivalents	$160,175	$194,138
Accounts receivable, net	258,780	200,419
Taxes receivable	16,906	16,063
Prepaid expenses and other current assets	44,794	45,026

Total current assets	480,655	455,646

Intangible assets	33,495	61,849
Property and equipment, at cost	1,624,636	1,555,975
Accumulated depreciation	(128,100)	(77,275)

Property and equipment, net	1,496,536	1,478,700
Other assets	87,260	77,247

Total assets	$2,097,946	$2,073,442

LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$136,144	$120,389
Accrued payroll and related costs	33,754	48,346
Taxes payable	24,322	28,735
Interest payable	8,921	9,788
Other current liabilities	44,498	41,136

Total current liabilities	247,639	248,394

Long-term debt	216,000	216,000
Deferred income taxes	6,700	13,195
Other liabilities	118,813	95,226

Total liabilities	589,152	572,815

Commitments and contingencies (Note 12)
Shareholders’ equity
Common stock, $0.00001 par value; 67,050 ordinary shares outstanding as of June 30, 2022; 60,172 ordinary shares outstanding as of December 31, 2021	1	1
Additional paid-in capital	1,402,608	1,393,255
Retained earnings	102,383	101,982
Accumulated other comprehensive income	3,802	5,389

Total shareholders’ equity	1,508,794	1,500,627

Total liabilities and equity	$2,097,946	$2,073,442

See accompanying notes to the unaudited condensed consolidated financial statements.

NOBLE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Successor
	Three Months Ended June 30,
	2022	2021
Operating revenues
Contract drilling services	$262,463	$199,897
Reimbursables and other	12,690	19,446

	275,153	219,343

Operating costs and expenses
Contract drilling services	178,145	188,712
Reimbursables	10,333	18,071
Depreciation and amortization	26,636	25,339
General and administrative	16,687	25,030
Merger and integration costs	9,057	6,740
(Gain) loss on sale of operating assets, net	1,103	—
Hurricane losses and (recoveries), net	(14,407)	—

	227,554	263,892

Operating income (loss)	47,599	(44,549)
Other income (expense)
Interest expense, net of amounts capitalized	(7,715)	(7,863)
Gain on bargain purchase	—	64,479
Interest income and other, net	1,081	6,509

Income before income taxes	40,965	18,576
Income tax (provision) benefit	(3,908)	1,859

Net income	$37,057	$20,435

Per share data
Basic:

Net income	$0.53	$0.32

Diluted:

Net income	$0.45	$0.30

See accompanying notes to the unaudited condensed consolidated financial statements.

NOBLE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - CONTINUED

(In thousands, except per share amounts)

(Unaudited)

	Successor		Predecessor
		Period From	Period From
		February 6, 2021	January 1, 2021
	Six Months Ended	through	through
	June 30, 2022	June 30, 2021	February 5, 2021
Operating revenues
Contract drilling services	$457,498	$284,526	$74,051
Reimbursables and other	27,885	27,250	3,430

	485,383	311,776	77,481

Operating costs and expenses
Contract drilling services	344,228	268,301	46,965
Reimbursables	23,811	25,115	2,737
Depreciation and amortization	52,241	39,583	20,622
General and administrative	34,211	32,957	5,727
Merger and integration costs	18,578	8,753	—
(Gain) loss on sale of operating assets, net	(3,459)	—	—
Hurricane losses and (recoveries), net	2,805	—	—

	472,415	374,709	76,051

Operating income (loss)	12,968	(62,933)	1,430
Other income (expense)
Interest expense, net of amounts capitalized	(15,395)	(14,758)	(229)
Gain on bargain purchase	—	64,479	—
Interest income and other, net	1,531	6,517	399
Reorganization items, net	—	—	252,051

Income (loss) before income taxes	(896)	(6,695)	253,651
Income tax benefit (provision)	1,297	8,906	(3,423)

Net income	$401	$2,211	$250,228

Per share data
Basic:

Net income	$0.01	$0.04	$1.00

Diluted:

Net income	$—	$0.04	$0.98

See accompanying notes to the unaudited condensed consolidated financial statements.

NOBLE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(In thousands)

(Unaudited)

	Successor
	Three Months Ended June 30,
	2022	2021
Net income	$37,057	$20,435
Other comprehensive income (loss)
Net changes in pension and other postretirement plan assets and benefit obligations recognized in other comprehensive loss, net of tax provision of $2 and zero for the three months ended June 30, 2022 and 2021, respectively	(1,163)	168

Other comprehensive income (loss), net	(1,163)	168

Comprehensive income	$35,894	$20,603

	Successor		Predecessor
		Period From	Period From
	Six Months	February 6, 2021	January 1, 2021
	Ended	through	through
	June 30, 2022	June 30, 2021	February 5, 2021
Net income	$401	$2,211	$250,228
Other comprehensive income (loss)
Foreign currency translation adjustments	—	—	(116)
Net changes in pension and other postretirement plan assets and benefit obligations recognized in other comprehensive loss, net of tax provision of $2, zero and $59 for the six months ended June 30, 2022, period from February 6, 2021 through June 30, 2021 and period from January 1, 2021 through February 5, 2021, respectively	(1,587)	168	224

Other comprehensive income (loss), net	(1,587)	168	108

Comprehensive income (loss)	$(1,186)	$2,379	$250,336

See accompanying notes to the unaudited condensed consolidated financial statements.

NOBLE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Successor		Predecessor
		Period From	Period From
	Six Months	February 6, 2021	January 1, 2021
	Ended	through	through
	June 30, 2022	June 30, 2021	February 5, 2021
Cash flows from operating activities
Net income	$401	$2,211	$250,228
Adjustments to reconcile net income to net cash flow from operating activities:
Depreciation and amortization	52,241	39,583	20,622
Amortization of intangible assets	28,354	22,715	—
Gain on bargain purchase	—	(64,479)	—
Gain on sale of operating assets	(6,767)	—	—
Reorganization items, net	—	—	(280,790)
Deferred income taxes	(15,730)	(8,150)	2,501
Amortization of share-based compensation	13,839	6,644	710
Other costs, net	(3,364)	(3,646)	(10,754)
Changes in components of working capital
Change in taxes receivable	(345)	(8,029)	(1,789)
Net changes in other operating assets and liabilities	(32,330)	44,039	(26,176)

Net cash provided by (used in) operating activities	36,299	30,888	(45,448)

Cash flows from investing activities
Capital expenditures	(79,525)	(75,004)	(14,629)
Cash acquired in stock-based business combination	—	54,970	—
Proceeds from disposal of assets, net	15,756	30,960	194

Net cash provided by (used in) investing activities	(63,769)	10,926	(14,435)

Cash flows from financing activities
Issuance of second lien notes	—	—	200,000
Borrowings on credit facilities	—	40,000	177,500
Repayments of credit facilities	—	(27,500)	(545,000)
Debt issuance costs	—	—	(23,664)
Warrants exercised	440	271	—
Taxes withheld on employee stock transactions	(4,926)	—	(1)

Net cash provided by (used in) financing activities	(4,486)	12,771	(191,165)

Net increase (decrease) in cash, cash equivalents and restricted cash	(31,956)	54,585	(251,048)
Cash, cash equivalents and restricted cash, beginning of period	196,722	113,993	365,041

Cash, cash equivalents and restricted cash, end of period	$164,766	$168,578	$113,993

See accompanying notes to the unaudited condensed consolidated financial statements.

NOBLE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EQUITY

(In thousands)

(Unaudited)

	Shares		Additional Paid-in Capital	Retained Earnings (Accumulated Deficit)	Accumulated Other Comprehensive Income (Loss)	Total Equity
	Balance	Par Value
Balance at 3/31/2021 (Successor)	43,537	$1	$1,020,785	$(18,224)	$—	$1,002,562
Employee related equity activity
Amortization of share-based compensation	—	—	4,626	—	—	4,626
Exercise of common stock warrants	13	—	271	—	—	271
Issuance of common stock for Pacific Drilling merger	16,600	—	357,662	—	—	357,662
Net income	—	—	—	20,435	—	20,435
Other comprehensive income, net	—	—	—	—	168	168

Balance at 6/30/21 (Successor)	60,150	$1	$1,383,344	$2,211	$168	$1,385,724

Balance at 3/31/2022 (Successor)	63,072	1	1,395,242	65,326	4,965	1,465,534
Employee related equity activity
Amortization of share-based compensation	—	—	7,044	—	—	7,044
Exercise of common stock warrants	3,978	—	322	—	—	322
Net income	—	—	—	37,057	—	37,057
Other comprehensive loss, net	—	—	—	—	(1,163)	(1,163)

Balance at 6/30/2022 (Successor)	67,050	$1	$1,402,608	$102,383	$3,802	$1,508,794

See accompanying notes to the unaudited condensed consolidated financial statements.

NOBLE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EQUITY - CONTINUED

(In thousands)

(Unaudited)

	Shares		Additional Paid-in Capital	Retained Earnings (Accumulated Deficit)	Accumulated Other Comprehensive Income (Loss)	Total Equity
	Balance	Par Value
Balance at 12/31/2020 (Predecessor)	251,084	$2,511	$814,796	$(1,070,683)	$(58,012)	$(311,388)
Employee related equity activity
Amortization of share-based compensation	—	—	710	—	—	710
Issuance of share-based compensation shares	43	—	—	—	—	—
Shares withheld for taxes on equity transactions	—	—	(1)	—	—	(1)
Net income	—	—	—	250,228	—	250,228
Other comprehensive income, net	—	—	—	—	108	108
Cancellation of Predecessor equity	(251,127)	(2,511)	(815,505)	820,455	57,904	60,343
Issuance of Successor common stock and warrants	50,000	1	1,018,767	—	—	1,018,768

Balance at 2/5/2021 (Predecessor)	50,000	$1	$1,018,767	$—	$—	$1,018,768

Balance at 2/6/2021 (Successor)	50,000	$1	$1,018,767	$—	$—	$1,018,768
Employee related equity activity
Amortization of share-based compensation	—	—	6,644	—	—	6,644
Exchange of common stock for penny warrants	(6,463)	—	—	—	—	—
Exercise of common stock warrants	13	—	271	—	—	271
Issuance of common stock for Pacific Drilling merger	16,600	—	357,662	—	—	357,662
Net income	—	—	—	2,211	—	2,211
Other comprehensive income, net	—	—	—	—	168	168

Balance at 6/30/2021 (Successor)	60,150	$1	$1,383,344	$2,211	$168	$1,385,724

Balance at 12/31/2021 (Successor)	60,172	$1	$1,393,255	$101,982	$5,389	1,500,627
Employee related equity activity
Amortization of share-based compensation	—	—	13,839	—	—	13,839
Issuance of share-based compensation shares	365	—	—	—	—	—
Shares withheld for taxes on equity transactions	—	—	(4,926)	—	—	(4,926)
Exercise of common stock warrants	6,513	—	440	—	—	440
Net income	—	—	—	401	—	401
Other comprehensive loss, net	—	—	—	—	(1,587)	(1,587)

Balance at 6/30/2022 (Successor)	67,050	$1	$1,402,608	$102,383	$3,802	$1,508,794

See accompanying notes to the unaudited condensed consolidated financial statements.

NOBLE FINANCE COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	Successor
	June 30, 2022	December 31, 2021
ASSETS
Current assets
Cash and cash equivalents	$158,449	$192,636
Accounts receivable, net	258,780	200,419
Taxes receivable	16,906	16,063
Prepaid expenses and other current assets	37,530	36,545

Total current assets	471,665	445,663

Intangible assets	33,495	61,849
Property and equipment, at cost	1,624,636	1,555,975
Accumulated depreciation	(128,100)	(77,275)

Property and equipment, net	1,496,536	1,478,700
Other assets	87,260	77,247

Total assets	$2,088,956	$2,063,459

LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$126,654	$116,030
Accrued payroll and related costs	33,754	48,346
Taxes payable	24,322	28,735
Interest payable	8,921	9,788
Other current liabilities	44,206	40,949

Total current liabilities	237,857	243,848

Long-term debt	216,000	216,000
Deferred income taxes	6,700	13,195
Other liabilities	118,813	94,998

Total liabilities	579,370	568,041

Commitments and contingencies (Note 12)
Shareholders’ equity
Common stock, $0.10 par value; 261,246 ordinary shares outstanding as of June 30, 2022 and December 31, 2021	26,125	26,125
Capital in excess of par value	1,407,249	1,393,410
Retained earnings	72,410	70,494
Accumulated other comprehensive income	3,802	5,389

Total shareholders’ equity	1,509,586	1,495,418

Total liabilities and equity	$2,088,956	$2,063,459

See accompanying notes to the unaudited condensed consolidated financial statements.

NOBLE FINANCE COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands)

(Unaudited)

	Successor
	Three Months Ended June 30,
	2022	2021
Operating revenues
Contract drilling services	$262,463	$199,897
Reimbursables and other	12,690	19,446

	275,153	219,343

Operating costs and expenses
Contract drilling services	177,534	187,877
Reimbursables	10,333	18,071
Depreciation and amortization	26,605	25,330
General and administrative	12,065	14,307
Merger and integration costs	—	2,950
Hurricane losses and (recoveries), net	(14,407)	—

	212,130	248,535

Operating income (loss)	63,023	(29,192)
Other income (expense)
Interest expense, net of amounts capitalized	(7,715)	(7,863)
Interest income and other, net	1,084	6,506

Income (loss) before income taxes	56,392	(30,549)
Income tax (provision) benefit	(3,908)	1,859

Net income (loss)	$52,484	$(28,690)

See accompanying notes to the unaudited condensed consolidated financial statements.

NOBLE FINANCE COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - CONTINUED

(In thousands)

(Unaudited)

	Successor		Predecessor
	Six Months Ended June 30, 2022	Period From February 6, 2021 through June 30, 2021	Period From January 1, 2021 through February 5, 2021
Operating revenues
Contract drilling services	$457,498	$284,526	$74,051
Reimbursables and other	27,885	27,250	3,430

	485,383	311,776	77,481

Operating costs and expenses
Contract drilling services	343,189	267,238	46,703
Reimbursables	23,811	25,115	2,737
Depreciation and amortization	52,187	39,573	20,631
General and administrative	28,035	18,918	5,729
Merger and integration costs	395	2,950	—
(Gain) loss on sale of operating assets, net	(4,562)	—	—
Hurricane losses and (recoveries), net	2,805	—	—

	445,860	353,794	75,800

Operating income (loss)	39,523	(42,018)	1,681
Other income (expense)
Interest expense, net of amounts capitalized	(15,395)	(14,758)	(229)
Interest income and other, net	1,534	6,514	400
Reorganization items, net	—	—	195,395

Income (loss) before income taxes	25,662	(50,262)	197,247
Income tax benefit (provision)	1,297	8,906	(3,422)

Net income (loss)	$26,959	$(41,356)	$193,825

See accompanying notes to the unaudited condensed consolidated financial statements.

NOBLE FINANCE COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(In thousands)

(Unaudited)

	Successor
	Three Months Ended June 30,
	2022	2021
Net income (loss)	$52,484	$(28,690)
Other comprehensive income (loss)
Net changes in pension and other postretirement plan assets and benefit obligations recognized in other comprehensive loss, net of tax provision of $2 and zero for the three months ended June 30, 2022 and 2021, respectively	(1,163)	168

Other comprehensive income (loss), net	(1,163)	168

Comprehensive income (loss)	$51,321	$(28,522)

	Successor		Predecessor

	Six Months Ended June 30, 2022	Period From February 6, 2021 through June 30, 2021	Period From January 1, 2021 through February 5, 2021

Net income (loss)	$26,959	$(41,356)	$193,825
Other comprehensive income (loss)
Foreign currency translation adjustments	—	—	(116)
Net changes in pension and other postretirement plan assets and benefit obligations recognized in other comprehensive loss, net of tax provision of $2, zero and $59 for the six months ended June 30, 2022, the period from February 6, 2021 through June 30, 2021, the period from January 1, 2021 through February 5, 2021, respectively	(1,587)	168	224

Other comprehensive income (loss), net	(1,587)	168	108

Comprehensive income (loss)	$25,372	$(41,188)	$193,933

See accompanying notes to the unaudited condensed consolidated financial statements.

NOBLE FINANCE COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Successor		Predecessor
	Six Months Ended June 30, 2022	Period From February 6, 2021 through June 30, 2021	Period From January 1, 2021 through February 5, 2021
Cash flows from operating activities
Net income (loss)	$26,959	$(41,356)	$193,825
Adjustments to reconcile net income (loss) to net cash flow from operating activities:
Depreciation and amortization	52,187	39,573	20,631
Amortization of intangible asset	28,354	22,715	—
(Gain) loss on sale of operating assets, net	(6,767)	—	—
Reorganization items, net	—	—	(203,490)
Deferred income taxes	(15,730)	(8,150)	2,501
Amortization of share-based compensation	13,839	6,644	710
Other costs, net	(3,364)	(3,646)	(3,054)
Changes in components of working capital:
Change in taxes receivable	(345)	(8,029)	(1,789)
Net changes in other operating assets and liabilities	(38,501)	42,313	(21,808)

Net cash provided by (used in) operating activities	56,632	50,064	(12,474)

Cash flows from investing activities
Capital expenditures	(79,525)	(75,004)	(14,629)
Proceeds from disposal of assets, net	15,756	30,960	194

Net cash used in investing activities	(63,769)	(44,044)	(14,435)

Cash flows from financing activities
Issuance of second lien notes	—	—	200,000
Borrowings on credit facilities	—	40,000	177,500
Repayments of credit facilities	—	(27,500)	(545,000)
Debt issuance costs	—	—	(10,139)
Cash contributed by parent in connection with Pacific Drilling merger	—	54,970	—
Distributions to parent company, net	(25,043)	(18,905)	(26,503)

Net cash provided by (used in) financing activities	(25,043)	48,565	(204,142)

Net increase (decrease) in cash, cash equivalents and restricted cash	(32,180)	54,585	(231,051)
Cash, cash equivalents and restricted cash, beginning of period	195,220	113,993	345,044

Cash, cash equivalents and restricted cash, end of period	$163,040	$168,578	$113,993

See accompanying notes to the unaudited condensed consolidated financial statements.

NOBLE FINANCE COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EQUITY

(In thousands)

(Unaudited)

	Shares		Additional Paid-in Capital	Retained Earnings (Accumulated Deficit)	Accumulated Other Comprehensive Income (Loss)	Total Equity
	Balance	Par Value
Balance at 3/31/2021 (Successor)	261,246	$26,125	$989,284	$(12,666)	$—	$1,002,743
Distributions to parent company, net	—	—	(16,146)	—	—	(16,146)
Capital contribution by parent - share-based compensation	—	—	4,626	—	—	4,626
Capital contribution by parent - Pacific Drilling merger	—	—	422,141	—	—	422,141
Net loss	—	—	—	(28,690)	—	(28,690)
Other comprehensive income, net	—	—	—	—	168	168

Balance at 6/30/2021 (Successor)	261,246	$26,125	$1,399,905	$(41,356)	$168	$1,384,842

Balance at 3/31/2022 (Successor)	261,246	$26,125	$1,400,205	$36,577	$4,965	$1,467,872
Distributions to parent company, net	—	—	—	(16,651)	—	(16,651)
Capital contribution by parent—share-based compensation	—	—	7,044	—	—	7,044
Net income	—	—	—	52,484	—	52,484
Other comprehensive loss, net	—	—	—	—	(1,163)	(1,163)

Balance at Balance at 6/30/2022 (Successor)	261,246	$26,125	$1,407,249	$72,410	$3,802	$1,509,586

See accompanying notes to the unaudited condensed consolidated financial statements.

NOBLE FINANCE COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EQUITY - CONTINUED

(In thousands)

(Unaudited)

	Shares		Additional Paid-in Capital	Retained Earnings (Accumulated Deficit)	Accumulated Other Comprehensive Income (Loss)	Total Equity
	Balance	Par Value
Balance at 12/31/2020 (Predecessor)	261,246	$26,125	$766,714	$(948,219)	$(58,012)	$(213,392)
Distributions to parent company, net	—	—	—	(26,503)	—	(26,503)
Capital contribution by parent - share-based compensation	—	—	710	—	—	710
Net income	—	—	—	193,825	—	193,825
Other comprehensive income, net	—	—	—	—	108	108
Elimination of Predecessor equity	—	—	222,601	780,897	57,904	1,061,402

Balance at 2/5/2021 (Predecessor)	261,246	$26,125	$990,025	$—	$—	$1,016,150

Balance at 2/6/2021 (Successor)	261,246	$26,125	$990,025	$—	$—	$1,016,150
Distributions to parent company, net	—	—	(18,905)	—	—	(18,905)
Capital contribution by parent - share-based compensation	—	—	6,644	—	—	6,644
Capital contribution by parent - Pacific Drilling merger	—	—	422,141	—	—	422,141
Net loss	—	—	—	(41,356)	—	(41,356)
Other comprehensive income, net	—	—	—	—	168	168

Balance at 6/30/2021 (Successor)	261,246	$26,125	$1,399,905	$(41,356)	$168	$1,384,842

Balance at 12/31/2021 (Successor)	261,246	$26,125	$1,393,410	$70,494	$5,389	$1,495,418
Distributions to parent company, net	—	—	—	(25,043)	—	(25,043)
Capital contribution by parent - share-based compensation	—	—	13,839	—	—	13,839
Net income	—	—	—	26,959	—	26,959
Other comprehensive loss, net	—	—	—	—	(1,587)	(1,587)

Balance at Balance at 6/30/2022 (Successor)	261,246	$26,125	$1,407,249	$72,410	$3,802	$1,509,586

See accompanying notes to the unaudited condensed consolidated financial statements.

NOBLE CORPORATION AND SUBSIDIARIES

NOBLE FINANCE COMPANY AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unless otherwise indicated, dollar and share amounts in tables are in thousands, except per share data)

Note 1— Organization and Basis of Presentation

Noble Corporation, an exempted company incorporated in the Cayman Islands with limited liability (“Noble” or “Successor”), is a leading offshore drilling contractor for the oil and gas industry. We provide contract drilling services to the international oil and gas industry with our global fleet of mobile offshore drilling units. Noble and its predecessors have been engaged in the contract drilling of oil and gas wells since 1921. As of June 30, 2022, our fleet of 19 drilling rigs consisted of 11 floaters and eight jackups.

We report our contract drilling operations as a single reportable segment, Contract Drilling Services, which reflects how we manage our business. The mobile offshore drilling units comprising our offshore rig fleet operate in a global market for contract drilling services and are often redeployed to different regions due to changing demands of our customers, which consist primarily of large, integrated, independent and government-owned or controlled oil and gas companies throughout the world.

On July 31, 2020 (the “Petition Date”), our former parent company, Noble Holding Corporation plc (formerly known as Noble Corporation plc), a public limited company incorporated under the laws of England and Wales (“Legacy Noble” or the “Predecessor”), and certain of its subsidiaries, including Noble Finance Company (formerly known as Noble Corporation), a Cayman Islands company (“Finco”), filed voluntary petitions in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”) seeking relief under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”). On September 4, 2020, the Debtors (as defined herein) filed with the Bankruptcy Court the Joint Plan of Reorganization of Noble Corporation plc and its Debtor Affiliates, which was subsequently amended on October 8, 2020 and October 13, 2020 and modified on November 18, 2020 (as amended, modified or supplemented, the “Plan”), and the related disclosure statement. On September 24, 2020, six additional subsidiaries of Legacy Noble (together with Legacy Noble and its subsidiaries that filed on the Petition Date, as the context requires, the “Debtors”) filed voluntary petitions in the Bankruptcy Court. The chapter 11 proceedings were jointly administered under the caption Noble Corporation plc, et al. (Case No. 20-33826) (the “Chapter 11 Cases”). On November 20, 2020, the Bankruptcy Court entered an order confirming the Plan. In connection with the Chapter 11 Cases and the Plan, on and prior to the Effective Date (as defined herein), Legacy Noble and certain of its subsidiaries effectuated certain restructuring transactions pursuant to which Legacy Noble formed Noble as an indirect wholly-owned subsidiary of Legacy Noble and transferred to Noble substantially all of the subsidiaries and other assets of Legacy Noble. On February 5, 2021 (the “Effective Date”), the Plan became effective in accordance with its terms, the Debtors emerged from the Chapter 11 Cases and Noble became the new parent company. In accordance with the Plan, Legacy Noble and its remaining subsidiary will in due course be wound down and dissolved in accordance with applicable law. The Bankruptcy Court closed the Chapter 11 Cases with respect to all Debtors other than Legacy Noble, pending its wind down.

Noble is the successor issuer to Legacy Noble for purposes of and pursuant to Rule 15d-5 of the Exchange Act. References to the “Company,” “we,” “us” or “our” in this Quarterly Report are to Noble, together with its consolidated subsidiaries, when referring to periods following the Effective Date, and to Legacy Noble, together with its consolidated subsidiaries, when referring to periods prior to the Effective Date.

Upon emergence, the Company applied fresh start accounting in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 852 – Reorganizations (“ASC 852”). The application of fresh start accounting resulted in a new basis of accounting and the Company becoming a new entity for financial reporting purposes. Accordingly, our financial statements and notes after the Effective Date are not comparable to our financial statements and notes on and prior to that date.

Finco was an indirect, wholly-owned subsidiary of Legacy Noble prior to the Effective Date and has been a direct, wholly-owned subsidiary of Noble, our parent company, since the Effective Date. Noble’s principal asset is all of the shares of Finco. Finco has no public equity outstanding. The condensed consolidated financial statements of Noble include the accounts of Finco, and Noble conducts substantially all of its business through Finco and its subsidiaries. As such, the terms “Predecessor” and “Successor” also refers to Finco, as the context requires.

The accompanying unaudited condensed consolidated financial statements of Noble and Finco have been prepared pursuant to the rules and regulations of the US Securities and Exchange Commission (“SEC”) as they pertain to Quarterly Reports on Form 10-Q. Accordingly, certain information and disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to such rules and regulations. The unaudited financial statements are

NOBLE CORPORATION AND SUBSIDIARIES

NOBLE FINANCE COMPANY AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unless otherwise indicated, dollar and share amounts in tables are in thousands, except per share data)

prepared on a going concern basis and reflect all adjustments that are, in the opinion of management, necessary for a fair statement of the financial position and results of operations for the interim periods, on a basis consistent with the annual audited consolidated financial statements. All such adjustments are of a recurring nature. The December 31, 2021 Condensed Consolidated Balance Sheets presented herein are derived from the December 31, 2021 audited consolidated financial statements. These interim financial statements should be read in conjunction with the consolidated financial statements and notes included in our Annual Report on Form 10-K for the year ended December 31, 2021, filed by both Noble and Finco. The results of operations for interim periods are not necessarily indicative of the results to be expected for the full year.

Note 2— Acquisitions and Divestitures

Proposed Business Combination with Maersk Drilling

On November 10, 2021, Noble entered into a Business Combination Agreement (the “Business Combination Agreement”) with Noble Finco Limited, a private limited company formed under the laws of England and Wales and an indirect, wholly owned subsidiary of Noble (now known as Noble Corporation plc, “Topco”), Noble Newco Sub Limited, a Cayman Islands exempted company and a direct, wholly owned subsidiary of Topco (“Merger Sub”), and The Drilling Company of 1972 A/S, a Danish public limited liability company (“Maersk Drilling”), pursuant to which, among other things, (i) (x) Noble will merge with and into Merger Sub (the “Maersk Drilling Merger”), with Merger Sub surviving the Maersk Drilling Merger as a wholly owned subsidiary of Topco, and (y) the ordinary shares of Noble with a nominal value of $0.00001 per share (“Ordinary Shares”) will convert into an equivalent number of class A ordinary shares, par value $0.00001 per share, of Topco (the “Topco Shares”), and (ii) (x) Topco has made a voluntary tender exchange offer to Maersk Drilling’s shareholders as described below (the “Offer” and, together with the Maersk Drilling Merger and the other transactions contemplated by the Business Combination Agreement, the “Business Combination”) and (y) upon the consummation of the Offer, if more than 90% of the issued and outstanding shares of Maersk Drilling, nominal value Danish krone (“DKK”) 10 per share (“Maersk Drilling Shares”), are acquired by Topco, Topco will redeem any Maersk Drilling Shares not exchanged in the Offer by Topco for, at the election of the holder, either Topco Shares or cash (or, for those holders that do not make an election, only cash), under Danish law by way of a compulsory purchase. The board of directors of Noble (the “Board”) and the board of directors of Maersk Drilling (the “Maersk Drilling Board”) have unanimously approved and adopted the Business Combination Agreement. Noble shareholders have approved and adopted the Business Combination Agreement and approved the Business Combination. The Business Combination is subject to acceptance of the Offer by holders of at least 80% of Maersk Drilling Shares, merger clearance and other regulatory approvals, listing on the New York Stock Exchange and Nasdaq Copenhagen A/S and other customary conditions.

Following the closing of the Business Combination, assuming all of the Maersk Drilling Shares are acquired by Topco through the Offer and no cash is paid by Topco in the Offer, Topco will own all of Noble’s and Maersk Drilling’s respective businesses and the former shareholders of Noble and former shareholders of Maersk Drilling will each own approximately 50% of the outstanding Topco Shares. Topco will acquire a majority of the Maersk Drilling Shares following the closing of the Offer and it is possible that Topco will directly or indirectly own other assets and conduct other activities in the future at the discretion of Topco management. Topco is a public limited company domiciled (tax resident) in the United Kingdom and will be headquartered in Houston, Texas. Topco is expected to have certain management functions relating to the holding of shares, financing, cash management, incentive compensation and other relevant holding company functions. In addition, the board of directors of Topco (the “Topco Board”) will initially be comprised of seven individuals: three individuals designated by Maersk Drilling (Claus V. Hemmingsen, the current Chairman of the Maersk Drilling Board, Kristin H. Holth and Alastair Maxwell), three individuals designated by Noble (Charles M. (Chuck) Sledge, the current Chairman of the Board, who will become Chairman of the combined company, Alan J. Hirshberg and Ann D. Pickard) and Robert W. Eifler, the Chief Executive Officer of Noble, who will serve as the Chief Executive Officer of the combined company.

Topco will apply to have the Topco Shares listed on the New York Stock Exchange and on Nasdaq Copenhagen A/S.

At the effective time of the Maersk Drilling Merger (the “Maersk Drilling Merger Effective Time”), subject to the terms and conditions set forth in the Business Combination Agreement, (i) each Ordinary Share of Noble issued and outstanding immediately prior to the Maersk Drilling Merger Effective Time will be converted into one newly and validly issued, fully paid and non-assessable Topco Share, (ii) each ordinary share purchase warrant to purchase Ordinary Shares (each, a “Penny Warrant”) outstanding immediately prior to the Maersk Drilling Merger Effective Time will cease to represent the right to acquire Ordinary Shares and will be automatically cancelled, converted into and exchanged for

NOBLE CORPORATION AND SUBSIDIARIES

NOBLE FINANCE COMPANY AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unless otherwise indicated, dollar and share amounts in tables are in thousands, except per share data)

a number of Topco Shares equal to the number of Ordinary Shares underlying such Penny Warrant, rounded to the nearest whole share, and (iii) each Emergence Warrant (as defined herein) outstanding immediately prior to the Maersk Drilling Merger Effective Time will be converted automatically into a warrant to acquire a number of Topco Shares equal to the number of Ordinary Shares underlying such Emergence Warrant, with the same terms as were in effect immediately prior to the Maersk Drilling Merger Effective Time under the terms of the applicable warrant agreement. In addition, each award of restricted share units representing the right to receive Ordinary Shares, or value based on the value of Ordinary Shares (each, a “Noble RSU Award”) that is outstanding immediately prior to the Maersk Drilling Merger Effective Time will cease to represent a right to acquire Ordinary Shares (or value equivalent to Ordinary Shares) and will be exchanged for restricted share units representing the right to acquire, on the same terms and conditions as were applicable under the Noble RSU Award (including any vesting conditions), that number of Topco Shares equal to the number of Ordinary Shares subject to such Noble RSU Award immediately prior to the Maersk Drilling Merger Effective Time.

Subject to the terms and conditions set forth in the Business Combination Agreement, following the approval of certain regulatory filings with the Danish Financial Supervisory Authority, Topco has commenced the Offer to acquire up to 100% of the then outstanding Maersk Drilling Shares and voting rights of Maersk Drilling, not including any treasury shares held by Maersk Drilling. The Offer is conditioned upon, among other things, holders of at least 80% of the then outstanding Maersk Drilling Shares and voting rights of Maersk Drilling tendering their shares in the Offer (which percentage may be lowered by Topco in its sole discretion to not less than 70%) (the “Minimum Acceptance Condition”). In the Offer, Maersk Drilling shareholders may exchange each Maersk Drilling Share for 1.6137 newly and validly issued, fully paid and non-assessable Topco Shares (the “Exchange Ratio”), and will have the ability to elect cash consideration for up to $1,000 of their Maersk Drilling Shares (payable in DKK), subject to an aggregate cash consideration cap of $50 million. A Maersk Drilling shareholder electing to receive the cash consideration will receive, as applicable, (i) $1,000 for the applicable portion of their Maersk Drilling Shares, or (ii) the amount corresponding to the total holding of their Maersk Drilling Shares if such holding of Maersk Drilling Shares represents a value of less than $1,000 in the aggregate, subject to any reduction under the cap described in the preceding sentence. A Maersk Drilling shareholder holding Maersk Drilling Shares exceeding a value of $1,000 in the aggregate cannot elect to receive less than $1,000 in cash consideration if the cash consideration in lieu of Topco Shares is elected. Each of Maersk Drilling and Topco will take steps to procure that each Maersk Drilling restricted stock unit award (a “Maersk Drilling RSU Award”) that is outstanding immediately prior to the acceptance time of the Offer (the “Acceptance Time”) is exchanged, at the Acceptance Time, with the right to receive, on the same terms and conditions as were applicable under the Maersk Drilling RSU Long-Term Incentive Programme for Executive Management 2019 and the Maersk Drilling RSU Long-Term Incentive Programme 2019 (including any vesting conditions), that number of Topco Shares equal to the product of (1) the number of Maersk Drilling Shares subject to such Maersk Drilling RSU Award immediately prior to the Acceptance Time and (2) the Exchange Ratio, with any fractional Maersk Drilling Shares rounded to the nearest whole share. Upon such exchange, Maersk Drilling RSU Awards will cease to represent a right to receive Maersk Drilling Shares (or value equivalent to Maersk Drilling Shares).

The Business Combination Agreement contains customary warranties and covenants by Noble, Topco, Merger Sub and Maersk Drilling. The Business Combination Agreement also contains customary pre-closing covenants.

Topco’s obligation to accept for payment or, subject to any applicable rules and regulations of Denmark, pay for any Maersk Drilling Shares that are validly tendered in the Offer and not validly withdrawn prior to the expiration of the Offer is subject to certain customary conditions, including, among others, that the Minimum Acceptance Condition shall have been satisfied. Maersk Drilling may require that Topco does not accept for payment or, subject to any applicable rules and regulations of Denmark, pay for the Maersk Drilling Shares that are validly tendered in the Offer and not validly withdrawn prior to the expiration of the Offer if certain customary conditions are not met.

The Business Combination Agreement contains certain termination rights for both Noble and Maersk Drilling.

The Business Combination Agreement has been unconditionally approved by the competition authorities in Angola, Brazil, Norway, and the Republic of Trinidad & Tobago. Accordingly, the only outstanding pre-closing merger control clearances is in the UK.

The merger control process for obtaining clearance in the UK remains ongoing following the UK Competition and Markets Authority’s (“UK CMA”) Phase 1 decision on April 22, 2022 pursuant to which the UK CMA stated that the transaction gives rise to a realistic prospect of a substantial lessening of competition and that a remedy would be required to avoid a reference to a Phase 2 review.

NOBLE CORPORATION AND SUBSIDIARIES

NOBLE FINANCE COMPANY AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unless otherwise indicated, dollar and share amounts in tables are in thousands, except per share data)

On June 23, 2022, Noble and certain subsidiaries of Noble entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) to sell certain jackup rigs which have operated in the North Sea (the “Remedy Rigs”) to a newly formed subsidiary (“Buyer”) of Shelf Drilling, Ltd. whose obligations under the Asset Purchase Agreement will be guaranteed by Shelf Drilling, for a purchase price of $375 million in cash, subject to adjustment as provided in the Asset Purchase Agreement (the “Rig Transaction”). The Remedy Rigs comprise the Noble Hans Deul, Noble Sam Hartley, Noble Sam Turner, Noble Houston Colbert, and the Noble Lloyd Noble. The Rig Transaction, which is subject to approval of the UK CMA, is intended to address the potential concerns identified by the UK CMA in the Phase 1 review of the Business Combination. Closing of the Rig Transaction is anticipated to occur on October 3, 2022.

The duration and outcome of the UK CMA review process remains uncertain. If the Buyer, the Asset Purchase Agreement and the above remedy proposal are accepted by the UK CMA, closing of the Business Combination is anticipated to occur on October 3, 2022, subject to the satisfaction or waiver of the conditions set forth in the Business Combination Agreement.

Pacific Drilling Merger

On April 15, 2021, Noble purchased Pacific Drilling Company LLC (“Pacific Drilling”), an international offshore drilling contractor, in an all-stock transaction (the “Pacific Drilling Merger”). Pursuant to the terms and conditions set forth in an Agreement and Plan of Merger dated March 25, 2021 (the “Pacific Drilling Merger Agreement”), (a) each membership interest in Pacific Drilling was converted into the right to receive 6.366 Ordinary Shares and (b) each of Pacific Drilling’s warrants outstanding immediately prior to the effective time of the Pacific Drilling Merger was converted into the right to receive 1.553 Ordinary Shares. As part of the transaction, Pacific Drilling’s equity holders received 16.6 million Ordinary Shares, or approximately 24.9% of the outstanding Ordinary Shares and Penny Warrants at closing. In connection with this acquisition, the Company acquired seven floaters and subsequently sold two floaters in June 2021 for net proceeds of $29.7 million. The results of Pacific Drilling’s operations are included in the Company’s results of operations effective April 15, 2021.

The transaction was accounted for using the acquisition method of accounting under ASC Topic 805, Business Combinations, with Noble being treated as the accounting acquirer. As of March 31, 2022, we completed our fair value assessments of assets acquired and liabilities assumed, with no changes from our preliminary allocation reported in our Annual Report on Form 10-K for the year ended December 31, 2021.

Note 3— Accounting Pronouncements

Accounting Standards Adopted

In October 2021, the FASB issued Accounting Standards Update (“ASU”) No. 2021-08, Accounting for Contract Assets and Contract Liabilities from Contracts with Customers, in order to provide clarity on how to account for acquired revenue contracts with customers in a business combination. This guidance is effective for public business entities for fiscal years beginning after December 15, 2022, and interim periods within those fiscal years. The amendments should be applied prospectively to business combinations occurring on or after the effective date. Early adoption is permitted. We adopted ASU No. 2021-08, effective January 1, 2022. The adoption of this guidance did not have a material impact on our condensed consolidated financial statements.

Recently Issued Accounting Standards

With the exception of the updated standards discussed above, there have been no new accounting pronouncements not yet effective that have significance, or potential significance, to our condensed consolidated financial statements.

NOBLE CORPORATION AND SUBSIDIARIES

NOBLE FINANCE COMPANY AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unless otherwise indicated, dollar and share amounts in tables are in thousands, except per share data)

Note 4— Income (Loss) Per Share

The following table presents the computation of basic and diluted loss per share for Noble:

	Successor				Predecessor
				Period From
			Six Months	February 6, 2021	Period From January 1, 2021
	Three Months Ended June 30,		Ended	through	through
	2022	2021	June 30, 2022	June 30, 2021	February 5, 2021
Numerator:
Basic

Net income	$37,057	$20,435	$401	$2,211	$250,228

Diluted

Net income	$37,057	$20,435	$401	$2,211	$250,228

Denominator:
Weighted average shares outstanding – basic	69,789	64,048	68,722	58,816	251,115
Dilutive effect of share-based awards	3,378	3,114	3,378	3,114	5,456
Dilutive effect of warrants	9,535	884	9,185	169	—

Weighted average shares outstanding – diluted	82,702	68,046	81,285	62,099	256,571

Per share data
Basic:

Net income	$0.53	$0.32	$0.01	$0.04	$1.00

Diluted:

Net income	$0.45	$0.30	$—	$0.04	$0.98

Only those items having a dilutive impact on our basic loss per share are included in diluted loss per share. The following table displays the share-based instruments that have been excluded from diluted income or loss per share since the effect would have been anti-dilutive:

	Successor				Predecessor
				Period From	Period From
				February 6, 2021	January 1, 2021
	Three Months Ended June 30,		Six Months Ended	through	through
	2022	2021	June 30, 2022	June 30, 2021	February 5, 2021
Share-based awards	—	—	—	—	556
Warrants (1)	2,778	11,104	2,778	11,104	—

(1)

Represents the total number of warrants outstanding which did not have a dilutive effect. In periods where the warrants are determined to be dilutive, the number of shares which will be included in the computation of diluted shares is determined using the treasury stock method, adjusted for mandatory exercise provisions under the warrant agreements if applicable.

Share capital

Successor Share capital

On the Effective Date, pursuant to the Plan, Noble issued 50 million Ordinary Shares. Subsequent to the Effective Date, approximately 6.5 million Ordinary Shares were exchanged for Penny Warrants to purchase up to approximately 6.5 million Ordinary shares, with an exercise price of $0.01 per share. Ordinary Shares issuable upon the exercise of Penny Warrants were included in the number of outstanding shares used

NOBLE CORPORATION AND SUBSIDIARIES

NOBLE FINANCE COMPANY AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unless otherwise indicated, dollar and share amounts in tables are in thousands, except per share data)

for the computation of basic net loss per share prior to the exercise of those warrants. As of June 30, 2022, Noble had approximately 67.1 million Ordinary Shares outstanding as compared to approximately 60.2 million Ordinary Shares outstanding at December 31, 2021. Pursuant to the Memorandum of Association of Noble Corporation, the share capital of Noble is $6,000 divided into 500,000,000 ordinary shares of a par value of $0.00001 each and 100,000,000 shares of a par value of $0.00001, each of such class or classes having the rights as the Board may determine from time to time.

The payment of future dividends will depend on our results of operations, financial condition, cash requirements, future business prospects, contractual and indenture restrictions and other factors deemed relevant by our current Board of Directors.

In accordance with the Plan, all agreements, instruments and other documents evidencing, relating to or otherwise connected with any of Legacy Noble’s equity interests outstanding prior to the Effective Date, including all equity-based awards, were cancelled and all such equity interests have no further force or effect after the Effective Date. Pursuant to the Plan, the holders of Legacy Noble’s ordinary shares, par value $0.01 per share, outstanding prior to the Effective Date received their pro rata share of the Tranche 3 Warrants (as defined herein) to acquire Ordinary Shares.

Warrants

At June 30, 2022, we had outstanding 6.3 million seven-year warrants with Black-Scholes protection (the “Tranche 1 Warrants”), 5.6 million seven-year warrants with Black-Scholes protection (the “Tranche 2 Warrants”) and 2.8 million five-year warrants with no Black-Sholes protection (the “Tranche 3 Warrants” and, together with the Tranche 1 Warrants and the Tranche 2 Warrants, the “Emergence Warrants”). The Tranche 1 Warrants are exercisable for one Ordinary Share per warrant at an exercise price of $19.27 per warrant, the Tranche 2 Warrants are exercisable for one Ordinary Share per warrant at an exercise price of $23.13 per warrant and the Tranche 3 Warrants are exercisable for one Ordinary Share per warrant at an exercise price of $124.40 per warrant (in each case as may be adjusted from time to time pursuant to the applicable warrant agreement). The Tranche 1 Warrants and the Tranche 2 Warrants are exercisable until 5:00 p.m., Eastern time, on February 4, 2028 and the Tranche 3 Warrants are exercisable until 5:00 p.m., Eastern time, on February 4, 2026. The Tranche 1 Warrants and the Tranche 2 Warrants have Black-Scholes protections, including in the event of a Fundamental Transaction (as defined in the applicable warrant agreement). The Tranche 1 Warrants and the Tranche 2 Warrants also provide that while the Mandatory Exercise Condition (as defined in the applicable warrant agreement) set forth in the applicable warrant agreement has occurred and is continuing, Noble or the holders of Tranche 1 Warrants or Tranche 2 Warrants representing at least 20% of such tranche (the “Required Mandatory Exercise Warrantholders”) have the right and option (but not the obligation) to cause all or a portion of the warrants to be exercised on a cashless basis. In the case of Noble, under the Mandatory Exercise Condition, all of the Tranche 1 Warrants or the Tranche 2 Warrants (as applicable) would be exercised. In the case of the electing Required Mandatory Exercise Warrantholders, under the Mandatory Exercise Condition, all of their respective Tranche 1 Warrants or Tranche 2 Warrants (as applicable) would be exercised. Mandatory exercises entitle the holder of each warrant subject thereto to (i) the number of Ordinary Shares issuable upon exercise of such warrant on a cashless basis and (ii) an amount payable in cash, Ordinary Shares or a combination thereof (in Noble’s sole discretion) equal to the Black-Scholes Value (as defined in the applicable warrant agreement) with respect to the number of Ordinary Shares withheld upon exercise of such warrant on a cashless basis. At June 30, 2022, the Mandatory Exercise Condition set forth in the warrant agreements for the Tranche 1 Warrants and the Tranche 2 Warrants was satisfied.

Note 5— Property and Equipment

Property and equipment, at cost, for Noble consisted of the following:

	Successor
	June 30, 2022	December 31, 2021
Drilling equipment and facilities	$1,564,754	$1,467,772
Construction in progress	47,764	77,363
Other	12,118	10,840

Property and equipment, at cost	$1,624,636	$1,555,975

NOBLE CORPORATION AND SUBSIDIARIES

NOBLE FINANCE COMPANY AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unless otherwise indicated, dollar and share amounts in tables are in thousands, except per share data)

Capital expenditures, including capitalized interest, during the three and six months ended June 30, 2022, the period from February 6 through December 31, 2021 and the period from January 1 through February 5, 2021 totaled $31.3 million, $76.1 million, $159.9 million and $10.3 million, respectively. During the three and six months ended June 30, 2022, the period from February 6 through December 31, 2021 and the period from January 1 through February 5, 2021, capitalized interest was zero, zero, $2.0 million and zero, respectively.

In preparation for Hurricane Ida in the US Gulf of Mexico in August 2021, the Noble Globetrotter II successfully secured the well it was drilling and detached from the blowout preventer without incident. However, during transit, the lower marine riser package and a number of riser joints separated from the rig, and certain other damage occurred. Due to the environmental conditions, a number of crew members were treated for injuries and released from medical care. The Company gave force majeure notice to the customer of the Noble Globetrotter II in accordance with the governing drilling services contract. The Company has insurance coverage for property damage to rigs due to named storms in the US Gulf of Mexico with a $10.0 million deductible per occurrence and a $50.0 million annual limit; however, our insurance policies may not adequately cover our losses, and related claims, which could adversely affect our business. Timing differences are likely to exist between the damage costs, capital expenditures made to repair or restore properties and recognition and receipt of insurance proceeds reflected in the Company’s financial statements. We received $16.6 million and $7.5 million of insurance proceeds during the second quarter of 2022 and the fourth quarter of 2021, respectively. The Company assessed the damage sustained on the Noble Globetrotter II, which resulted in $5.4 million of assets written off in the third quarter of 2021. Costs, as well as insurance recoveries, are presented in “Hurricane losses and (recoveries), net” on the Condensed Consolidated Statement of Operations. See “Note 12— Commitments and Contingencies” for additional information.

For the three months ended March 31, 2022, we sold the Noble Clyde Boudreaux for total net proceeds of $14.2 million, resulting in a gain of $6.8 million which was offset by additional costs recognized of $2.2 million related to the sale of rigs in Saudi Arabia in 2021.

Note 6— Debt

Senior Secured Revolving Credit Facility

On the Effective Date, Finco and Noble International Finance Company (“NIFCO”) entered into a senior secured revolving credit agreement (the “Revolving Credit Agreement”) providing for a $675.0 million senior secured revolving credit facility (with a $67.5 million sublimit for the issuance of letters of credit thereunder) (the “Revolving Credit Facility”) and cancelled all debt that existed immediately prior to the Effective Date. The Revolving Credit Facility matures on July 31, 2025. Subject to the satisfaction of certain conditions, Finco may from time to time designate one or more of Finco’s other wholly-owned subsidiaries as additional borrowers under the Revolving Credit Agreement (collectively with Finco and NIFCO, the “Borrowers”). As of the Effective Date, $177.5 million of loans were outstanding, and $8.8 million of letters of credit were issued, under the Revolving Credit Facility. As of June 30, 2022, we had no loans outstanding and $11.9 million of letters of credit issued under the Revolving Credit Facility and an additional $7.4 million in letters of credit and surety bonds issued under bilateral arrangements.

All obligations of the Borrowers under the Revolving Credit Agreement, certain cash management obligations and certain swap obligations are unconditionally guaranteed, on a joint and several basis, by Finco and certain of its direct and indirect subsidiaries (collectively with the Borrowers, the “Credit Parties”), including a guarantee by each Borrower of the obligations of each other Borrower under the Revolving Credit Agreement. All such obligations, including the guarantees of the Revolving Credit Facility, are secured by senior priority liens on substantially all assets of, and the equity interests in, each Credit Party, subject to certain exceptions and limitations described in the Revolving Credit Agreement. Neither Pacific Drilling Company LLC nor any of its current subsidiaries is a subsidiary guarantor of the Revolving Credit Facility, and none of their assets secure the Revolving Credit Facility. In addition, none of the Maersk Drilling assets will secure the Revolving Credit Facility upon the closing of the Business Combination.

The loans outstanding under the Revolving Credit Facility bear interest at a rate per annum equal to the applicable margin plus, at Finco’s option, either: (i) the reserve-adjusted LIBOR or (ii) a base rate, determined as the greatest of (x) the prime loan rate as published in the Wall Street Journal, (y) the federal funds effective rate plus 1⁄2 of 1%, and (z) the reserve-adjusted one-month LIBOR plus 1%. The applicable margin is initially 4.75% per annum for LIBOR loans and 3.75% per annum for base rate loans and will be increased by 50 basis points after July 31, 2024, and may be increased by an additional 50 basis points under certain conditions described in the Revolving Credit Agreement.

NOBLE CORPORATION AND SUBSIDIARIES

NOBLE FINANCE COMPANY AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unless otherwise indicated, dollar and share amounts in tables are in thousands, except per share data)

The Borrowers are required to pay customary quarterly commitment fees and letter of credit and fronting fees.

Availability of borrowings under the Revolving Credit Agreement is subject to the satisfaction of certain conditions, including restrictions on borrowings if, after giving effect to any such borrowings and the application of the proceeds thereof, (i) the aggregate amount of Available Cash (as defined in the Revolving Credit Agreement) would exceed $100.0 million, (ii) the Consolidated First Lien Net Leverage Ratio (as defined in the Revolving Credit Agreement) would be greater than 5.50 to 1.00 and the aggregate principal amount outstanding under the Revolving Credit Facility would exceed $610.0 million, or (iii) the Asset Coverage Ratio (as described below) would be less than 2.00 to 1.00.

Mandatory prepayments and, under certain circumstances, commitment reductions are required under the Revolving Credit Facility in connection with (i) certain asset sales, asset swaps and events of loss (subject to reinvestment rights if no event of default exists) and (ii) certain debt issuances. Available Cash in excess of $150.0 million is also required to be applied periodically to prepay loans (without a commitment reduction). The loans under the Revolving Credit Facility may be voluntarily prepaid, and the commitments thereunder voluntarily terminated or reduced, by the Borrowers at any time without premium or penalty, other than customary breakage costs.

The Revolving Credit Agreement obligates Finco and its restricted subsidiaries to comply with the following financial maintenance covenants:

•

as of the last day of each fiscal quarter ending on or after March 31, 2022, the ratio of Adjusted EBITDA to Cash Interest Expense (as defined in the Revolving Credit Agreement) is not permitted to be less than (i) 2.00 to 1.00 for each four fiscal quarter period ending on or after March 31, 2022 until June 30, 2024, and (ii) 2.25 to 1.00 for each four fiscal quarter period ending thereafter; and

•

for each fiscal quarter ending on or after June 30, 2021, the ratio of (x) Asset Coverage Aggregate Rig Value (as defined in the Revolving Credit Agreement) to (y) the aggregate principal amount of loans and letters of credit outstanding under the Revolving Credit Facility (the “Asset Coverage Ratio”) as of the last day of any such fiscal quarter is not permitted to be less than 2.00 to 1.00.

The Revolving Credit Facility contains affirmative and negative covenants, representations and warranties and events of default that the Company considers customary for facilities of this type.

Second Lien Notes Indenture

On the Effective Date, pursuant to a Backstop Commitment Agreement, dated October 12, 2020, among the Debtors and the backstop parties thereto Noble and Finco consummated a rights offering (the “Rights Offering”) of senior secured second lien notes (the “Second Lien Notes”) and associated Ordinary Shares at an aggregate subscription price of $200.0 million.

An aggregate principal amount of $216.0 million of Second Lien Notes was issued in the Rights Offering, which includes the aggregate subscription price of $200.0 million plus a backstop fee of $16.0 million which was paid in kind. The Second Lien Notes mature on February 15, 2028. The Second Lien Notes are fully and unconditionally guaranteed, jointly and severally, on a senior secured second-priority basis, by the direct and indirect subsidiaries of Finco that are Credit Parties under the Revolving Credit Facility. Neither Pacific Drilling Company LLC nor any of its current subsidiaries is a subsidiary guarantor of the Second Lien Notes, and none of their assets secure the Second Lien Notes. In addition, none of the Maersk Drilling assets will secure the Second Lien Notes upon the closing of the Business Combination.

The Second Lien Notes and such guarantees are secured by senior priority liens on the assets subject to liens securing the Revolving Credit Facility, including the equity interests in Finco and each guarantor of the Second Lien Notes, all of the rigs owned by the Company as of the Effective Date or acquired thereafter, certain assets related thereto, and substantially all other assets of Finco and such guarantors, in each case, subject to certain exceptions and limitations. Such collateral does not include any assets of, or equity interests in, Pacific Drilling or any of its current subsidiaries.

Interest on the Second Lien Notes accrues, at Finco’s option, at a rate of: (i) 11% per annum, payable in cash; (ii) 13% per annum, with 50% of such interest to be payable in cash and 50% of such interest to be payable by issuing additional Second Lien Notes (“PIK Notes”); or (iii) 15% per annum, with the entirety of such interest to be payable by issuing PIK Notes. Finco shall pay interest semi-annually in arrears on February 15 and August 15 of each year, commencing August 15, 2021. For accrual purposes, we have assumed we will make the next interest payment in cash and have accrued at a rate of 11%; however, the actual interest election will be made no later than the record date for such interest payment.

NOBLE CORPORATION AND SUBSIDIARIES

NOBLE FINANCE COMPANY AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unless otherwise indicated, dollar and share amounts in tables are in thousands, except per share data)

On or after February 15, 2024, Finco may redeem all or part of the Second Lien Notes at fixed redemption prices (expressed as percentages of the principal amount), plus accrued and unpaid interest, if any, to, but excluding, the redemption date. Finco may also redeem the Second Lien Notes, in whole or in part, at any time and from time to time on or before February 14, 2024 at a redemption price equal to 106% of the principal amount plus accrued and unpaid interest, if any, to, but excluding, the applicable redemption date, plus a “make-whole” premium. Notwithstanding the foregoing, if a Change of Control (as defined in the Second Lien Notes Indenture) occurs prior to (but not including) February 15, 2024, then, within 120 days of such Change of Control, Finco may elect to purchase all remaining outstanding Second Lien Notes at a redemption price equal to 106% of the principal amount, plus accrued and unpaid interest, if any, to, but excluding, the applicable redemption date.

The Second Lien Notes contain covenants and events of default that the Company considers customary for notes of this type.

Fair Value of Debt

Fair value represents the amount at which an instrument could be exchanged in a current transaction between willing parties. The estimated fair value of our debt instruments was based on the quoted market prices for similar issues or on the current rates offered to us for debt of similar remaining maturities (Level 2 measurement). The carrying amount of the Revolving Credit Facility approximates fair value as the interest rate is variable and reflective of market rates. All remaining fair value disclosures are presented in “Note 11— Fair Value of Financial Instruments.”

The following table presents the carrying value, net of unamortized debt issuance costs and discounts or premiums, and the estimated fair value of our total debt, not including the effect of unamortized debt issuance costs, respectively:

	Successor
	June 30, 2022		December 31, 2021
	Carrying Value	Estimated Fair Value	Carrying Value	Estimated Fair Value
Senior secured notes:
11.000% Second Lien Notes due February 2028	$216,000	$238,907	$216,000	$236,792
Credit facility:
Senior Secured Revolving Credit Facility matures July 2025	—	—	—	—

Total debt	216,000	238,907	216,000	236,792

Less: Current maturities of long-term debt	—	—	—	—

Long-term debt	$216,000	$238,907	$216,000	$236,792

NOBLE CORPORATION AND SUBSIDIARIES

NOBLE FINANCE COMPANY AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unless otherwise indicated, dollar and share amounts in tables are in thousands, except per share data)

Note 7—Accumulated Other Comprehensive Income (Loss)

The following table presents the changes in the accumulated balances for each component of “Accumulated other comprehensive income (loss)” (“AOCI”) for the three months ended June 30, 2022, the period from February 6 through June 30, 2021, and the period from January 1 through February 5, 2021. All amounts within the table are shown net of tax.

	Defined Benefit Pension Items (1)	Foreign Currency Items	Total
Balance at 12/31/2020 (Predecessor)	$(39,737)	$(18,275)	$(58,012)

Activity during period:
Other comprehensive income (loss) before reclassifications	—	(116)	(116)
Amounts reclassified from AOCI	224	—	224

Net other comprehensive income (loss)	224	(116)	108

Cancellation of Predecessor equity	39,513	18,391	57,904

Balance at 2/5/2021 (Predecessor)	$—	$—	$—

Balance at 2/6/2021 (Successor)	$—	$—	$—

Activity during period:
Other comprehensive income before reclassifications	—	—	—
Amounts reclassified from AOCI	—	—	—

Net other comprehensive income	—	—	—

Balance at 3/31/2021 (Successor)	$—	$—	$—

Activity during period:
Other comprehensive income before reclassifications	168	—	168
Amounts reclassified from AOCI	—	—	—

Net other comprehensive income	168	—	168

Balance at 6/30/2021 (Successor)	$168	$—	$168

Balance at 12/31/2021 (Successor)	$5,389	$—	$5,389

Activity during period:
Other comprehensive loss before reclassifications	(424)	—	(424)
Amounts reclassified from AOCI	—	—	—

Net other comprehensive loss	(424)	—	(424)

Balance at Balance at 3/31/2022 (Successor)	$4,965	$—	$4,965

Activity during period:
Other comprehensive loss before reclassifications	(1,163)	—	(1,163)
Amounts reclassified from AOCI	—	—	—

Net other comprehensive loss	(1,163)	—	(1,163)

Balance at 6/30/2022 (Successor)	$3,802	$—	$3,802

(1)

Defined benefit pension items relate to actuarial changes, the amortization of prior service costs and the unrealized gain (loss) on foreign exchange on pension assets. Reclassifications from AOCI are recognized as expense on our Condensed Consolidated Statements of Operations through “Other income (expense).” See “Note 10—   Employee Benefit Plans” for additional information.

NOBLE CORPORATION AND SUBSIDIARIES

NOBLE FINANCE COMPANY AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unless otherwise indicated, dollar and share amounts in tables are in thousands, except per share data)

Note 8— Revenue and Customers

Contract Balances

Accounts receivable are recognized when the right to consideration becomes unconditional based upon contractual billing schedules. Payment terms on invoiced amounts are typically 30 days. Current contract asset and liability balances are included in “Prepaid expenses and other current assets” and “Other current liabilities,” respectively, and noncurrent contract assets and liabilities are included in “Other assets” and “Other liabilities,” respectively, on our Condensed Consolidated Balance Sheets.

NOBLE CORPORATION AND SUBSIDIARIES

NOBLE FINANCE COMPANY AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unless otherwise indicated, dollar and share amounts in tables are in thousands, except per share data)

The following table provides information about contract assets and contract liabilities from contracts with customers:

	Successor
	June 30, 2022	December 31, 2021

Current contract assets	$8,203	$5,744
Noncurrent contract assets	4,994	—

Total contract assets	13,197	5,744

Current contract liabilities (deferred revenue)	(26,715)	(18,403)
Noncurrent contract liabilities (deferred revenue)	(18,085)	(9,352)

Total contract liabilities	$(44,800)	$(27,755)

NOBLE CORPORATION AND SUBSIDIARIES

NOBLE FINANCE COMPANY AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unless otherwise indicated, dollar and share amounts in tables are in thousands, except per share data)

Significant changes in the remaining performance obligation contract assets and the contract liabilities balances for the six months ended June 30, 2022, the period from February 6 through June 30, 2021 and the period from January 1 through February 5, 2021 are as follows:

	Contract Assets	Contract Liabilities
Net balance at 12/31/2020 (Predecessor)	$13,861	$(59,886)
Amortization of deferred costs	(1,607)	—
Additions to deferred costs	432	—
Amortization of deferred revenue	—	4,142
Additions to deferred revenue	—	(25,479)
Fresh start accounting revaluation	(12,686)	72,936

Total	(13,861)	51,599

Net balance at 2/5/2021 (Predecessor)	$—	$(8,287)

Net balance at 2/6/2021 (Successor)	$—	$(8,287)
Amortization of deferred costs	(161)	—
Additions to deferred costs	3,696	—
Amortization of deferred revenue	—	975
Additions to deferred revenue	—	(11,549)

Total	3,535	(10,574)

Net balance at 6/30/2021 (Successor)	$3,535	$(18,861)

Net balance at 12/31/2021 (Successor)	$5,744	$(27,755)
Amortization of deferred costs	(13,870)	—
Additions to deferred costs	21,323	—
Amortization of deferred revenue	—	29,462
Additions to deferred revenue	—	(46,508)

Total	7,453	(17,045)

Net balance at 6/30/2022 (Successor)	$13,197	$(44,800)

Customer Contract Intangible Assets

Upon emergence from the Chapter 11 Cases, the Company recognized a fair value adjustment of $113.4 million related to intangible assets for certain favorable customer contracts. These intangible assets will be amortized as a reduction of contract drilling services revenue from the Effective Date through the remainder of the contracts, approximately 18 months and 32 months, respectively. As of June 30, 2022, the net carrying amount was $33.5 million, $113.4 million gross less $79.9 million accumulated amortization. The expected remaining amortization is as follows: $15.1 million for the six-month period ending December 31, 2022 and $18.4 million for the year ending December 31, 2023. We assess the recoverability of the unamortized balance when indicators of impairment are present. Should the review indicate that the carrying value is not fully recoverable, the portion not fully recoverable would be recognized as an impairment loss.

NOBLE CORPORATION AND SUBSIDIARIES

NOBLE FINANCE COMPANY AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unless otherwise indicated, dollar and share amounts in tables are in thousands, except per share data)

Future Amortization of Deferred Revenue

The following table reflects revenue expected to be recognized in the future related to deferred revenue, by rig type, as of June 30, 2022:

	For the Years Ended December 31,
	2022	2023	2024	2025	2026 and beyond	Total
Floaters	$14,669	$19,150	$5,105	$4,350	$—	$43,274
Jackups	1,526	—	—	—	—	1,526

Total	$16,195	$19,150	$5,105	$4,350	$—	$44,800

The revenue included above consists of expected mobilization, demobilization, and upgrade revenue for unsatisfied performance obligations. The amounts are derived from the specific terms within drilling contracts that contain such provisions, and the expected timing for recognition of such revenue is based on the estimated start date and duration of each respective contract based on information known at June 30, 2022. The actual timing of recognition of such amounts may vary due to factors outside of our control. We have taken the optional exemption, permitted by accounting standards, to exclude disclosure of the estimated transaction price related to the variable portion of unsatisfied performance obligations at the end of the reporting period, as our transaction price is based on a single performance obligation consisting of a series of distinct hourly, or more frequent, periods, the variability of which will be resolved at the time of the future services.

Disaggregation of Revenue

The following table provides information about contract drilling revenue by rig types:

	Successor				Predecessor
				Period From	Period From
				February 6, 2021	January 1, 2021
	Three Months Ended June 30,		Six Months Ended	through	through
	2022	2021	June 30, 2022	June 30, 2021	February 5, 2021
Floaters	$202,690	$135,273	$343,903	$191,321	$50,057
Jackups	59,773	64,624	113,595	93,205	23,994

Total	$262,463	$199,897	$457,498	$284,526	$74,051

Note 9— Income Taxes

At June 30, 2022, the Company had deferred tax assets of $54.6 million net of valuation allowance. Additionally, the Company also had deferred tax liabilities of $6.7 million inclusive of a valuation allowance of $3.0 million.

During the three months ended June 30, 2022, the Company recognized additional deferred tax benefits of $4.5 million and $6.5 million in Guyana and Luxembourg, respectively.

In deriving the $4.5 million and $6.5 million in net tax benefits being recognized in Guyana and Luxembourg, the Company relied on sources of income attributable to the projected taxable income for the period covered by the Company’s relevant existing drilling contracts based on the assumption that the relevant rigs will be owned by the current rig owners during the relevant existing drilling contract periods. Given the mobile nature of the Company’s assets, we are not able to reasonably forecast the jurisdictions in which taxable income from future drilling contracts may arise. Further, we do not believe taxable temporary differences will reverse within the period covered by the Company’s relevant existing drilling contracts to warrant an additional source of income for recognizing the Company’s deferred tax assets in Guyana. We also have limited objective positive evidence in historical periods. Accordingly, in determining the amount of additional deferred tax assets to recognize,

NOBLE CORPORATION AND SUBSIDIARIES

NOBLE FINANCE COMPANY AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unless otherwise indicated, dollar and share amounts in tables are in thousands, except per share data)

we did not consider projected book income beyond the conclusion of existing drilling contracts. As new drilling contracts are executed or as current contracts are extended, we will reassess the amount of deferred tax assets that are realizable. Finally, once we have established sufficient objective positive evidence for historical periods, we may consider reliance on forecasted taxable income from future drilling contracts.

At June 30, 2022, the reserves for uncertain tax positions totaled $77.7 million (net of related tax benefits of $0.1 million). At December 31, 2021, the reserves for uncertain tax positions totaled $75.0 million (net of related tax benefits of $0.3 million).

It is reasonably possible that our existing liabilities related to our reserve for uncertain tax positions may fluctuate in the next 12 months primarily due to the completion of open audits or the expiration of statutes of limitation.

During the six months ended June 30, 2022, our tax provision included net tax benefits of $8.2 million related to a release of valuation allowance for Guyana deferred tax benefits, a tax benefit of $6.5 million related to a release of valuation allowance for Luxembourg deferred tax benefits, $0.9 million related to an adjustment to Swiss deferred tax benefits, and $1.3 million related primarily to deferred tax adjustments. Such tax benefits were partially offset by tax expenses related to various recurring items comprised of Guyana excess withholding tax on gross revenue of $10.5 million and quarterly tax expense of $5.0 million mostly in Luxembourg and Switzerland.

During the period from February 6 through June 30, 2021, our tax provision included tax benefits of $21.9 million related to US and non-US reserve releases, $12.6 million related to a US tax refund, and $1.2 million related primarily to deferred tax adjustments. Such tax benefits were partially offset by tax expenses of $8.2 million related to various recurring items and $18.6 million related to non-US tax reserves.

During the period from January 1 through February 5, 2021, our income tax provision included a tax benefit of $1.7 million related to a non-US reserve release and tax expense of $2.5 million related to fresh start and reorganization adjustments, and other recurring tax expenses of approximately $2.6 million.

NOBLE CORPORATION AND SUBSIDIARIES

NOBLE FINANCE COMPANY AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unless otherwise indicated, dollar and share amounts in tables are in thousands, except per share data)

Note 10— Employee Benefit Plans

Pension costs include the following components for the three months ended June 30, 2022, the period from February 6 through March 31, 2021, and the period from January 1 through February 5, 2021:

	Successor
	Three Months Ended June 30,
	2022		2021
	Non-US	US	Non-US	US
Interest cost	$298	$1,688	$349	$1,634
Return on plan assets	(347)	(3,145)	(232)	(3,176)
Recognized net actuarial loss	—	(5)	—	—

Net pension benefit cost (gain)	$(49)	$(1,462)	$117	$(1,542)

	Successor				Predecessor
	Six Months Ended June 30, 2022		Period From February 6, 2021 through June 30, 2021		Period From January 1, 2021 through February 5, 2021
	Non-US	US	Non-US	US	Non-US	US
Interest cost	$621	$3,376	$582	$2,724	$99	$621
Return on plan assets	(723)	(6,290)	(387)	(5,294)	(69)	(1,250)
Recognized net actuarial loss	—	(10)	—	—	1	282

Net pension benefit cost (gain)	$(102)	$(2,924)	$195	$(2,570)	$31	$(347)

During the six months ended June 30, 2022, the period from February 6 through June 30, 2021, and the period from January 1 through February 5, 2021, we made no contributions to our pension plans. Effective December 31, 2016, employees and alternate payees accrue no future benefits under the US plans and, as such, Noble recognized no service costs with the plans for three months ended June 30, 2022, the period from February 6 through June 30, 2021, and the period from January 1 through February 5, 2021.

The board approved the termination of the 401(k) Restoration Plan in early 2022 and as of June 30, 2022, Noble distributed all benefits of the plan.

Note 11— Fair Value of Financial Instruments

Our cash, cash equivalents and restricted cash, accounts receivable and accounts payable are by their nature short-term. As a result, the carrying values included in our Condensed Consolidated Balance Sheets approximate fair value. Marketable securities which were held at March 31, 2022 were liquidated during the three months ended June 30, 2022. See “Note 6— Debt” for information regarding the fair value of our debt.

Note 12— Commitments and Contingencies

Tax matters

Audit claims of approximately $617.1 million attributable to income and other business taxes were assessed against Noble entities in Mexico related to tax years 2007, 2009 and 2010, in Australia related to tax years 2013 to 2016, in Guyana related to tax years 2018 to 2020, in Saudi Arabia related to tax years 2015 to 2019 and against Pacific Drilling entities in Nigeria related to tax years 2010 to 2019. We intend to vigorously defend our reported positions and currently believe the ultimate resolution of the audit claims will not have a material adverse effect on our condensed consolidated financial statements.

NOBLE CORPORATION AND SUBSIDIARIES

NOBLE FINANCE COMPANY AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unless otherwise indicated, dollar and share amounts in tables are in thousands, except per share data)

We operate in a number of countries throughout the world and our tax returns filed in those jurisdictions are subject to review and examination by tax authorities within those jurisdictions. We recognize uncertain tax positions that we believe have a greater than 50 percent likelihood of being sustained upon challenge by a tax authority. We cannot predict or provide assurance as to the ultimate outcome of any existing or future assessments.

Hurricane Ida Personal Injury Claims

We have had multiple parties, some of which are subject to a third party contractual indemnity to our benefit, who have filed answers to the Limitation of Liability Action, seeking damages related to physical and emotional harm allegedly suffered as a result of the incident. We are in the early stages of litigation. We intend to defend ourselves vigorously against these claims although there is inherent risk in litigation, and we cannot predict or provide assurance as to the ultimate outcome of this lawsuit. As claims progress, the Company’s estimated loss could change from time to time, and any such change individually or in the aggregate could be material. We have insurance for such claims with a deductible of $5.0 million, in addition to contractual indemnity owed to us for a portion of the third-party claims. See “Note 5— Property and Equipment” for additional information regarding the incident.

Other contingencies

Legacy Noble entered into agreements with certain of our executive officers. These agreements became effective upon a change of control of Noble (within the meaning set forth in the agreements) or a termination of employment in connection with or in anticipation of a change of control and were effective for three years thereafter. These agreements provided for compensation and certain other benefits under such circumstances. On the Effective Date of our emergence from the Chapter 11 Cases, the Legacy Noble agreements were superseded by new employment agreements with substantially similar terms except that the new agreements provide for certain severance benefits upon termination without cause or resignation for good reason.

We are a defendant in certain claims and litigation arising out of operations in the ordinary course of business, including other personal injury claims, the resolution of which, in the opinion of management, will not be material to our financial position, results of operations or cash flows. There is inherent risk in any litigation or dispute and no assurance can be given as to the outcome of these claims.

Note 13— Supplemental Financial Information

Condensed Consolidated Balance Sheets Information

Both of Noble’s and Finco’s restricted cash balances as of June 30, 2022 and December 31, 2021 were $4.6 million and $2.6 million, respectively. All restricted cash is recorded in “Prepaid expenses and other current assets.”

NOBLE CORPORATION AND SUBSIDIARIES

NOBLE FINANCE COMPANY AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unless otherwise indicated, dollar and share amounts in tables are in thousands, except per share data)

Condensed Consolidated Statements of Cash Flows Information

Operating cash activities

The net effect of changes in other assets and liabilities on cash flows from operating activities is as follows:

	Noble
	Successor		Predecessor
	Six Months Ended June 30, 2022	Period From February 6, 2021 through June 30, 2021	Period From January 1, 2021 through February 5, 2021
Accounts receivable	$(58,361)	$826	$(41,344)
Other current assets	2,239	3,285	17,884
Other assets	(3,971)	(12,824)	8,521
Accounts payable	19,221	17,243	(16,819)
Other current liabilities	(17,281)	25,634	11,428
Other liabilities	25,823	9,875	(5,846)

Total net change in assets and liabilities	$(32,330)	$44,039	$(26,176)

	Finco
	Successor		Predecessor
	Six Months Ended June 30, 2022	Period From February 6, 2021 through June 30, 2021	Period From January 1, 2021 through February 5, 2021
Accounts receivable	$(58,361)	$826	$(41,344)
Other current assets	1,022	(683)	19,398
Other assets	(3,917)	(12,814)	8,512
Accounts payable	14,090	19,632	(14,061)
Other current liabilities	(17,386)	25,634	11,623
Other liabilities	26,051	9,718	(5,936)

Total net change in assets and liabilities	$(38,501)	$42,313	$(21,808)

Non-cash investing and financing activities

Additions to property and equipment, at cost for which we had accrued a corresponding liability in accounts payable as of June 30, 2022 and December 31, 2021 were $33.0 million and $36.5 million, respectively.

Additions to property and equipment, at cost for which we had accrued a corresponding liability in accounts payable as of June 30, 2021, February 5, 2021 and December 31, 2020 were $38.6 million, $31.0 million and $35.3 million, respectively.

On the Effective Date, an aggregate principal amount of $216.0 million of Second Lien Notes was issued, which includes the aggregate subscription price of $200.0 million, plus a backstop fee of $16.0 million which was paid in kind.

On April 15, 2021, Noble completed the Pacific Drilling Merger, issuing 16.6 million Ordinary Shares valued at $357.7 million, in exchange for $420.0 million net assets acquired. See “Note 2— Acquisitions and Divestitures” for additional information.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion is intended to assist you in understanding our financial position at June 30, 2022, and our results of operations for the three and six months ended June 30, 2022, the period from February 6 through June 30, 2021 and the period from January 1 through February 5, 2021. The following discussion should be read in conjunction with the condensed consolidated financial statements and related notes contained in this Quarterly Report on Form 10-Q, the consolidated financial statements and notes thereto included in the Annual Report on Form 10-K for the year ended December 31, 2021 filed by Noble Corporation, an exempted company incorporated in the Cayman Islands with limited liability (“Noble” or “Successor”), and Noble Finance Company (formerly known as Noble Corporation), a Cayman Islands company (“Finco”), and our other filings with the US Securities and Exchange Commission (“SEC”).

On July 31, 2020 (the “Petition Date”), our former parent company, Noble Holding Corporation plc (formerly known as Noble Corporation plc), a public limited company incorporated under the laws of England and Wales (“Legacy Noble” or the “Predecessor”), and certain of its subsidiaries, including Finco, filed voluntary petitions in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”) seeking relief under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”). On September 4, 2020, the Debtors (as defined herein) filed with the Bankruptcy Court the Joint Plan of Reorganization of Noble Corporation plc and its Debtor Affiliates, which was subsequently amended on October 8, 2020 and October 13, 2020 and modified on November 18, 2020 (as amended, modified or supplemented, the “Plan”), and the related disclosure statement. On September 24, 2020, six additional subsidiaries of Legacy Noble (together with Legacy Noble and its subsidiaries that filed on the Petition Date, as the context requires, the “Debtors”) filed voluntary petitions in the Bankruptcy Court. The chapter 11 proceedings were jointly administered under the caption Noble Corporation plc, et al. (Case No. 20-33826) (the “Chapter 11 Cases”). On November 20, 2020, the Bankruptcy Court entered an order confirming the Plan. In connection with the Chapter 11 Cases and the Plan, on and prior to the Effective Date (as defined herein), Legacy Noble and certain of its subsidiaries effectuated certain restructuring transactions pursuant to which Legacy Noble formed Noble as an indirect wholly-owned subsidiary of Legacy Noble and transferred to Noble substantially all of the subsidiaries and other assets of Legacy Noble. On February 5, 2021 (the “Effective Date”), the Plan became effective in accordance with its terms, the Debtors emerged from the Chapter 11 Cases and Noble became the new parent company. In accordance with the Plan, Legacy Noble and its remaining subsidiary will in due course be wound down and dissolved in accordance with applicable law. The Bankruptcy Court closed the Chapter 11 Cases with respect to all Debtors other than Legacy Noble, pending its wind down.

Noble is the successor issuer to Legacy Noble for purposes of and pursuant to Rule 15d-5 of the Exchange Act. References to the “Company,” “we,” “us” or “our” in this Quarterly Report are to Noble, together with its consolidated subsidiaries, when referring to periods following the Effective Date, and to Legacy Noble, together with its consolidated subsidiaries, when referring to periods prior to the Effective Date.

Finco was an indirect, wholly-owned subsidiary of Legacy Noble prior to the Effective Date and has been a direct, wholly-owned subsidiary of Noble since the Effective Date. Noble’s principal asset is all of the shares of Finco. Finco has no public equity outstanding. The condensed consolidated financial statements of Noble include the accounts of Finco, and Noble conducts substantially all of its business through Finco and its subsidiaries. As such, the terms “Predecessor” and “Successor” also refers to Finco, as the context requires.

Forward-Looking Statements

This Quarterly Report on Form 10-Q includes “forward-looking statements” within the meaning of Section 27A of the US Securities Act of 1933, as amended, and Section 21E of the US Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included in this report or in the documents incorporated by reference, including those regarding the impact of our emergence from bankruptcy on our business and relationships, the global novel strain of coronavirus (“COVID-19”) pandemic and agreements regarding production levels among members of the Organization of Petroleum Exporting Countries (“OPEC”) and other oil and gas producing nations (together with OPEC, “OPEC+”), and any expectations we may have with respect thereto, and those regarding rig demand, peak oil, the offshore drilling market, oil prices, contract backlog, fleet status, our future financial position, business strategy, impairments, repayment of debt, credit ratings, liquidity, borrowings under any credit facilities or other instruments, sources of funds, future capital expenditures, contract commitments, dayrates, contract commencements, extension or renewals, contract tenders, the outcome of any dispute, litigation, audit or investigation, plans and objectives of management for future operations, foreign currency requirements, results of joint ventures, indemnity and other contract claims, reactivation, refurbishment, conversion and upgrade of rigs, rig acquisitions and dispositions, industry conditions, access to financing, impact of competition, governmental regulations and permitting, availability of labor, worldwide economic conditions, taxes and tax rates, indebtedness covenant compliance, dividends and distributable reserves, timing, benefits or results of acquisitions or dispositions (including the Business Combination (as defined herein) and disposition of the Remedy Rigs (as defined herein) and our plans, objectives, expectations and intentions related to the Business Combination and disposition of the Remedy Rigs), and timing for compliance with any new regulations are forward-looking statements. When used in this report or in the documents incorporated by reference, the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would,” “shall,” “will” and similar expressions are intended to be among the statements that identify forward-looking statements. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we cannot assure you that such expectations will prove to be correct. These forward-looking statements speak only as of the date of this Quarterly Report on Form 10-Q and we undertake no obligation to revise or update any forward-looking statement for any reason, except as required by law. We have identified factors, including but not limited to risks and uncertainties relating to the Business Combination with Maersk Drilling (as defined herein) and disposition of the Remedy Rigs (including the risk that the Business Combination and disposition of the Remedy Rigs may not be completed in a timely manner or at all, the failure to satisfy the conditions to the consummation of the Business Combination, the occurrence of any event, change or other circumstance that could give rise to the termination of the Business Combination Agreement (as defined herein), the effect of the announcement or pendency of the Business Combination on Noble’s or Maersk Drilling’s business relationships, performance and business generally, the risk that the proposed Business Combination disrupts current plans of Noble or Maersk Drilling and potential difficulties in Noble’s or Maersk Drilling’s employee retention as a result of the proposed Business Combination, the outcome of any legal proceedings that may be instituted against Noble or Maersk Drilling related to the Business Combination Agreement or the proposed Business Combination, requirements, conditions or costs that may be imposed on Noble or Maersk Drilling in connection with obtaining regulatory approvals of the Business Combination, the ability of Topco (as defined herein) to list the Topco Shares (as defined herein) on the New York Stock Exchange or Nasdaq Copenhagen A/S, volatility in the price of the securities of the combined companies (Noble and Maersk Drilling) due to a variety of factors, including changes in the competitive markets in which Topco plans to operate, variations in performance across competitors, changes in laws and regulations affecting Topco’s business and changes in the combined capital structure, the ability to implement business plans, forecasts, and other expectations (including with respect to synergies and financial and operational metrics, such as EBITDA and free cash flow) after the completion of the proposed Business Combination, and to identify and realize additional opportunities, the failure to realize anticipated benefits of the proposed Business Combination, the potential impact of announcement or consummation of the proposed Business Combination on relationships with third parties, and risks associated with assumptions that parties make in connection with the parties’ critical accounting estimates and other judgments), the effects of public health threats, pandemics and epidemics, such as the ongoing outbreak of COVID-19, and the adverse impact thereof on our business, financial condition and results of operations (including but not limited to our growth, operating costs, supply chain, availability of labor, logistical capabilities, customer demand for our services and industry demand generally, our liquidity, the price of our securities and trading markets with respect thereto, our ability to access capital markets, and the global economy and financial markets generally), the effects of actions by or disputes among OPEC+ members with respect to production levels or other matters related to the price of oil, market conditions, cost inflation, factors affecting the level of activity in the oil and gas industry, the conflict in Ukraine, supply and demand of drilling rigs, factors affecting the duration of contracts, the actual amount of downtime, factors that reduce applicable dayrates, operating hazards and delays, risks associated with operations outside the United States (“US”), actions by regulatory authorities, credit rating agencies, customers, joint venture partners, contractors, lenders and other third parties, legislation and regulations affecting drilling operations, compliance with or changes in environmental, health, safety, tax and other regulations or requirements or initiatives (including those addressing the impact of global climate change or air emissions), violations of anti-corruption laws, shipyard risk and timing, delays in mobilization of rigs, hurricanes and other weather conditions, and the future price of oil and gas, that could cause actual plans or results to differ materially from those included in any forward-looking statements. Actual results could differ materially from those expressed as a result of various factors. These factors include those referenced or described in Part I, Item 1A. “Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2021, in Part II, Item 1A. “Risk Factors” of this Quarterly Report on Form 10-Q and in our other filings with the SEC. We cannot control such risk factors and other uncertainties, and in many cases, we cannot predict the risks and uncertainties that could cause our actual results to differ materially from those indicated by the forward-looking statements. You should consider these risks and uncertainties when you are evaluating us.

Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act are available free of charge at our website. The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov.

Our website address is http://www.noblecorp.com. Investors should also note that we announce material financial information in SEC filings, press releases and public conference calls. Based on guidance from the SEC, we may use the investor relations section of our website to communicate with our investors. It is possible that the financial and other information (including fleet status reports) posted there could be deemed to be material information. Except to the extent explicitly stated herein, documents and information on our website are not incorporated by reference herein.

Executive Overview

Noble is a leading offshore drilling contractor for the oil and gas industry. As of the filing date of this Quarterly Report on Form 10-Q, Noble performs, through its subsidiaries, contract drilling services with a fleet of 19 mobile offshore drilling units, consisting of 11 floaters and eight jackups focused largely on ultra-deepwater and high-specification jackup drilling opportunities in both established and emerging regions worldwide. We typically employ each drilling unit under an individual contract, and many contracts are awarded based upon a competitive bidding process.

We report our contract drilling operations as a single reportable segment, Contract Drilling Services, which reflects how we manage our business. The mobile offshore drilling units comprising our offshore rig fleet operate in a global market for contract drilling services and are often redeployed to different regions due to changing demands of our customers, which consist primarily of large, integrated, independent and government-owned or controlled oil and gas companies throughout the world.

Recent Events

Business Combination with Maersk Drilling. The Business Combination Agreement has been unconditionally approved by the competition authorities in Angola, Brazil, Norway, and the Republic of Trinidad & Tobago. Accordingly, the only outstanding pre-closing merger control clearances is in the UK.

The merger control process for obtaining clearance in the UK remains ongoing following the UK Competition and Markets Authority’s (“UK CMA”) Phase 1 decision on April 22, 2022 pursuant to which the UK CMA stated that the transaction gives rise to a realistic prospect of a substantial lessening of competition and that a remedy would be required to avoid a reference to a Phase 2 review.

On June 23, 2022, Noble and certain subsidiaries of Noble entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) to sell certain jackup rigs which have operated in the North Sea (the “Remedy Rigs”) to a newly formed subsidiary (“Buyer”) of Shelf Drilling, Ltd. whose obligations under the Asset Purchase Agreement will be guaranteed by Shelf Drilling, for a purchase price of $375 million in cash, subject to adjustment as provided in the Asset Purchase Agreement (the “Rig Transaction”). The Remedy Rigs comprise the Noble Hans Deul, Noble Sam Hartley, Noble Sam Turner, Noble Houston Colbert, and the Noble Lloyd Noble. The Rig Transaction, which is subject to approval of the UK CMA, is intended to address the potential concerns identified by the CMA in the Phase 1 review of the Business Combination. Closing of the Rig Transaction is anticipated to occur on October 3, 2022.

The duration and outcome of the UK CMA review process remains uncertain. If the Buyer, the Asset Purchase Agreement and the above remedy proposal are accepted by the UK CMA, closing of the Business Combination is anticipated to occur on October 3, 2022, subject to the satisfaction or waiver of the conditions set forth in the Business Combination Agreement.

Market Outlook

The global rig supply continues to come down from historic highs as Noble and other offshore drilling contractors retire less capable and idle assets. Concurrently, the incoming supply of newbuild offshore drilling rigs has diminished materially, with several newbuild rigs stranded in shipyards and generally requiring dayrates and contract terms in excess of what is currently available in the market.

The recent Russia-Ukraine conflict and related sanctions have increased the volatility of global energy markets and oil prices reached a seven-year high in the first half of 2022. The combination of rising oil prices and a focus on energy security is favorable for the offshore oil and gas industry. However, the market outlook in our business varies by geographical region and water depth. We remain encouraged by the ongoing recovery in the ultra-deepwater floater market. Harsh environment jackup markets are showing stable opportunities and remain an important portion of our business.

While we are cautiously optimistic about recent positive trends, our industry continues to face challenges and uncertainties and is unlikely to return to activity levels experienced in historical cycle peaks. Energy rebalancing trends have accelerated in recent years as evidenced by promulgated or proposed government policies and commitments by many of our customers to further invest in sustainable energy sources. Our industry could be further challenged as our customers rebalance their capital investments to include alternative energy sources and respond to the normal cycles that have historically existed in our industry. We expect inflationary pressures and supply chain disruptions to persist and potentially accelerate, which has led or may lead to increased costs of services. Nonetheless, the global energy demand is predicted to increase over the coming decades, and we expect that offshore oil and gas will continue to play an important and sustainable role in meeting this demand.

Contract Drilling Services Backlog

We maintain a backlog of commitments for contract drilling services. Our contract drilling services backlog reflects estimated future revenues attributable to signed drilling contracts. While backlog did not include any letters of intent as of June 30, 2022, in the past we have included in backlog certain letters of intent that we expect to result in binding drilling contracts. As of June 30, 2022, we had a total contract drilling services backlog of approximately $2.1 billion, which includes a commitment of approximately 47 percent of available days for the remaining half of 2022.

We calculate backlog for any given unit and period by multiplying the full contractual operating dayrate for such unit by the number of days remaining in the period, and include certain assumptions based on the terms of certain contractual arrangements, discussed in the notes to the table below. The reported contract drilling services backlog does not include amounts representing revenues for mobilization, demobilization and contract preparation, which are not expected to be significant to our contract drilling services revenues, amounts constituting reimbursables from customers or amounts attributable to uncommitted option periods under drilling contracts or letters of intent. Backlog herein also has not been adjusted for the non-cash amortization related to favorable customer contract intangibles which were recognized on the Effective Date.

The table below presents the amount of our contract drilling services backlog as of June 30, 2022, and the percent of available operating days committed for the periods indicated:

		Year Ending December 31, (2)
	Total	2022 (1)	2023	2024	2025
	(In thousands)
Contract Drilling Services Backlog
Floaters (3)(4)	$1,912,404	$400,065	$604,226	$490,220	$417,893
Jackups	168,259	122,911	45,348	—	—

Total	$2,080,663	$522,976	$649,574	$490,220	$417,893

Percent of Available Days Committed (5)
Floaters		45%	46%	36%	31%
Jackups		50%	11%	—%	—%

Total		47%	31%	21%	18%

**	Not a meaningful percentage.

(1)	Represents a six-month period beginning July 1, 2022.

(2)

Some of our drilling contracts provide customers with certain early termination rights and, in limited cases, those termination rights require minimal or no notice and minimal financial penalties. Additionally, the table includes backlog associated with the Remedy Rigs, which we may be required to divest in order to gain UK CMA clearance for the Business Combination.

(3)

Two of our long-term drilling contracts with Royal Dutch Shell plc (“Shell”), the Noble Globetrotter I and Noble Globetrotter II, contain a dayrate adjustment mechanism that utilizes an average of market rates that match a set of distinct technical attributes and is subject to a modest discount, beginning on the fifth-year anniversary of the contract and continuing every six months thereafter. Each of the contracts now has a contractual dayrate floor of $275,000 per day. Once the dayrate adjustment mechanism becomes effective and following any idle periods, the dayrate for these rigs will not be lower than the higher of (i) the contractual dayrate floor or (ii) the market rate as calculated under the adjustment mechanism. The impact to contract backlog from these amendments has been reflected in the table above and the backlog calculation assumes that, after any idle period at the contractual stacking rate, each rig will work at its respective dayrate floor for the remaining contract term.

(4)

Noble entered into a multi-year Commercial Enabling Agreement (the “CEA”) with Exxon Mobil Corporation (“ExxonMobil”) in February 2020. Under the CEA, dayrates earned by each rig will be updated at least twice per year to the projected market rate at the time the new rate goes into effect, subject to a scale-based discount and a performance bonus that appropriately aligns the interests of Noble and ExxonMobil. Under the CEA, the table above includes awarded and remaining term of three years and four months related to each of the four following rigs: the Noble Tom Madden, Noble Bob Douglas, Noble Don Taylor and Noble Sam Croft. Under the CEA, ExxonMobil may reassign terms among rigs.

(5)

Percent of available days committed is calculated by dividing the total number of days our rigs are operating under contract for such period by the product of the number of our rigs, including cold-stacked rigs, and the number of calendar days in such period.

The amount of actual revenues earned and the actual periods during which revenues are earned may be materially different than the backlog amounts and backlog periods presented in the table above due to various factors, including, but not limited to, the impact of the COVID-19 pandemic, shipyard and maintenance projects, unplanned downtime, the operation of market benchmarks for dayrate resets, achievement of bonuses, weather conditions, reduced standby or mobilization rates and other factors that result in applicable dayrates lower than the full contractual operating dayrate. In addition, amounts included in the backlog may change because drilling contracts may be varied or modified by mutual consent or customers may exercise early termination rights contained in some of our drilling contracts or decline to enter into a drilling contract after executing a letter of intent. Due to uncertainty regarding receiving approval of the UK CMA with respect to, and the timing of, any divestiture of the Remedy Rigs, backlog as of June 30, 2022 includes approximately $117.4 million representing revenues from the Remedy Rigs, which we may or will be required to divest to obtain UK CMA clearance for the Business Combination. On June 23, 2022, Noble and certain subsidiaries of Noble entered into the Asset Purchase Agreement to sell the Remedy Rigs, subject to approval of the UK CMA. See “—Executive Overview—Recent Events—Business Combination with Maersk Drilling.” As a result, our backlog as of any particular date may not be indicative of our actual operating results for the periods for which the backlog is calculated. See Part I, Item 1A, “Risk Factors – Risks Related to Our Business and Operations – Our current backlog of contract drilling revenue may not be ultimately realized” in our Annual Report on Form 10-K for the year ended December 31, 2021.

As of June 30, 2022, ExxonMobil represented approximately 78.1 percent of our backlog.

Strategy

Our business strategy focuses on a high-specification fleet of both floating and jackup rigs and the deployment of our drilling rigs in established and emerging offshore oil and gas basins around the world. We emphasize safe operations, environmental stewardship, and superior performance through a structured management system, the employment of qualified and well-trained crews and onshore support staff, the care of our surroundings and the neighboring communities where we operate, and other activities advancing our environmental sustainability, social responsibility, and good governance. We also manage rig operating costs through the implementation and continuous improvement of innovative systems and processes, which includes the use of data analytics and predictive maintenance technology.

Our floating and jackup drilling fleet is among the most modern, versatile and technically advanced fleet in the industry, with the majority of our rigs having been delivered since 2013. Our fleet consists predominately of technologically advanced units, equipped with sophisticated systems and components prepared to execute our customers’ increasingly complicated offshore drilling programs safely and with greater efficiency, contributing to an overall reduction of our carbon footprint.

Our organization prioritizes financial discipline, cash flow generation and returning cash to shareholders. Management will continue to evaluate our balance sheet and focus on improving our fleet of floating and jackup rigs to meet the demands of increasingly complex drilling programs required by our customers.

Climate change is an environmental, social and economic challenge facing everyone today. We are committed to continuous improvement and a sustainable energy future, supported by our efforts to protect the environment throughout our operations and safely provide reliable and efficient services to allow access to resources essential for human and economic prosperity. Oversight of our sustainability is at the Board level, with the Nominating, Governance and Sustainability Committee assisting in that oversight role with respect to the Corporation’s sustainability policies and practices.

Results of Operations

Results for the Three Months Ended June 30, 2022 and 2021

Net income for the three months ended June 30, 2022 was $37.1 million, or $0.45 per diluted share, on operating revenues of $275.2 million compared to net income for the three months ended June 30, 2021 of $20.4 million, or $0.30 per diluted share, on operating revenues of $219.3 million.

As a result of Noble conducting substantially all of its business through Finco and its subsidiaries, the financial position and results of operations for Finco, and the reasons for material changes in the amount of revenue and expense items for the three months ended June 30, 2022 and June 30, 2021, would be the same as the information presented below regarding Noble in all material respects, with the exception of operating income (loss) and the gain on bargain purchase. For the three months ended June 30, 2022, Finco’s operating income was $15.4 million higher than that of Noble. For the three months ended June 30, 2021, Finco’s operating loss was $15.4 million lower than that of Noble. The operating income (loss) difference is primarily a result of expenses related to corporate legal costs and administration charges attributable to Noble for operations support and stewardship-related services.

Key Operating Metrics

Operating results for our contract drilling services segment are dependent on three primary metrics: operating days, dayrates and operating costs. We also track rig utilization, which is a function of operating days and the number of rigs in our fleet. For more information on operating costs, see “—Contract Drilling Services” below.

The following table presents the average rig utilization, operating days and average dayrates for our rig fleet for the periods indicated:

	Average Rig Utilization (1)		Operating Days (2)		Average Dayrates (2)
	Successor
	Three Months Ended June 30,		Three Months Ended June 30,		Three Months Ended June 30,
	2022	2021	2022	2021	2022	2021
Floaters	81%	68%	813	690	266,887	216,663
Jackups	68%	69%	495	752	120,824	85,938

Total	76%	68%	1,308	1,442	$211,626	$148,509

(1)

We define utilization for a specific period as the total number of days our rigs are operating under contract, divided by the product of the total number of our rigs, including cold stacked rigs, and the number of calendar days in such period. Information reflects our policy of reporting on the basis of the number of available rigs in our fleet, excluding newbuild rigs under construction.

(2)

An operating day is defined as a calendar day during which a rig operated under a drilling contract. We define average dayrates as revenue from contract drilling services earned per operating day. Average dayrates exclude the effect of non-cash amortization related to favorable customer contract intangibles.

Contract Drilling Services

The following table presents the operating results for our contract drilling services segment for the periods indicated (dollars in thousands):

	Successor
	Three Months Ended June 30,
	2022	2021
Operating revenues:
Contract drilling services	$262,463	$199,897
Reimbursables and other (1)	12,690	19,446

	275,153	219,343

Operating costs and expenses:
Contract drilling services	178,145	$188,712
Reimbursables (1)	10,333	18,071
Depreciation and amortization	26,636	25,339
General and administrative	16,687	25,030
Merger and integration costs	9,057	6,740
(Gain) loss on sale of operating assets	1,103	—
Hurricane losses and (recoveries), net	(14,407)	—

	227,554	263,892

Operating income (loss)	$47,599	$(44,549)

(1)

We record reimbursements from customers for out-of-pocket expenses as operating revenues and the related direct costs as operating expenses. Changes in the amount of these reimbursables generally do not have a material effect on our financial position, results of operations or cash flows.

The following table provides information about contract drilling revenue and costs by rig types:

	Successor
	Three Months Ended June 30,
	2022		2021
	Floaters	Jackups	Floaters	Jackups
Contract drilling services revenues	$202.7	$59.8	$135.3	$64.6
Contract drilling services costs	$117.4	$60.7	$110.4	$78.3
Average Rig Utilization	81%	68%	68%	69%

Operating Days	813	495	690	752
Average Dayrates	$266,887	$120,824	$216,663	$85,938

Total rigs — Beginning	11	8	7	12
— Acquired	—	—	7	—
— Disposed	—	—	2	—

— Ending	11	8	12	12

Contract Drilling Services Revenues.

Floaters. During the three months ended June 30, 2022, floaters generated revenue of $202.7 million, as compared to $135.3 million in the three months ended June 30, 2021. Nine rigs operated for the full quarter ended June 30, 2022, as compared to five rigs in the quarter ended June 30, 2021. The average rig utilization for the three months ended June 30, 2022 increased 19% from the three months ended June 30, 2021, which was primarily driven by: (i) the sale of the Noble Clyde Boudreaux, which had few operating days in the three months ended June 30, 2021 and was cold stacked prior to being sold in March 2022, and (ii) the Noble Faye Kozack, which operated the three months ended June 30, 2022 and had no operations in the three months ended June 30, 2021. During the three months ended June 30, 2022, the average dayrates increased by 23% from the three months ended June 30, 2021. This was driven by an overall upward trend in the industry and, specifically, increases in rates for our Guyana floater fleet. The commencement of the Noble Gerry de Souza contract in late March 2022 also had a positive effect on the average dayrate across the floater fleet, including the reimbursement of equipment upgrades and mobilization costs to Suriname. Floater revenue was reduced by $14.3 million of non-cash amortization related to customer contract intangibles, which were recognized on the Effective Date.

Jackups. During the three months ended June 30, 2022, jackups generated revenue of $59.8 million, as compared to $64.6 million in the three months ended June 30, 2021. In November 2021, we sold four jackup units located in Saudi Arabia. Excluding the impact of the four disposed rigs, our average dayrate and utilization for the remaining jackup fleet increased by 36% and 9%, respectively. Five of our eight jackups were operating for the full three months ended June 30, 2022, while the Noble Regina Allen commenced operations in late May 2022. In the three months ended June 30, 2021, six of our jackups were operating the full quarter, one rig was on suspension a majority of the period, and three rigs were operating a portion of the period. In February 2021, the Noble Lloyd Noble completed its contract and moved to the shipyard to prepare for work in Norway, which commenced in the fourth quarter of 2021.

Operating Costs and Expenses

Floaters. During the three months ended June 30, 2022, total contract drilling services costs related to floaters was $117.4 million, as compared to $110.4 million in the three months ended June 30, 2021. During the three months ended June 30, 2022, Noble incurred substantially more contract drilling services costs as nine floaters were fully operational compared to five fully operational floaters in the three month period ended June 30, 2021. In mid-April 2021, the Pacific Drilling Merger added five floaters to the fleet, net of the sale of the Pacific Bora and Pacific Mistral in June 2021, both of which were cold stacked. The addition of the Pacific Meltem and Pacific Scirocco had minor effect on contract drilling services costs in any period since they have remained cold stacked since the Pacific Drilling Merger. The increases were partially offset by the sale of the Noble Clyde Boudreaux in March 2022.

Jackups. During the three months ended June 30, 2022, total contract drilling services cost related to jackups was $60.7 million, as compared to $78.3 million in the three months ended June 30, 2021. The decrease was due to the reduction in the number of jackups from 12 to eight when four jackups were sold in Saudi Arabia in the fourth quarter of 2021. Partly offsetting this decrease, in the first quarter 2022, the Noble Houston Colbert began preparations for operations in the third quarter 2022. In addition, the Noble Lloyd Noble was operating the full period ended June 30, 2022.

Relative to floaters and jackups, we began experiencing cost increases as a result of inflation in the three months ended June 30, 2022. Supply chain disruptions and the increased demand for goods and services worldwide have resulted in increases in costs for operating supplies, third-party wages, crew rotation and transportation.

Depreciation and Amortization. Depreciation and amortization totaled $26.6 million and $25.3 million during the three months ended June 30, 2022 and June 30, 2021, respectively.

General and Administrative Expenses. General and administrative expenses totaled $16.7 million and $25.0 million during the three months ended June 30, 2022 and June 30, 2021, respectively. The prior year included higher legal fees, professional fees and insurance costs.

Merger and Integration Costs. Noble incurred $9.1 million of merger and integration costs primarily as a result of the Business Combination Agreement with Maersk Drilling during the three months ended June 30, 2022. Noble incurred $6.7 million of merger and integration costs in connection with the Pacific Drilling Merger during the three months ended June 30, 2021. For additional information, see “Note 2— Acquisitions and Divestitures” to our condensed consolidated financial statements.

(Gain) Loss on Sale of Operating Assets. During the three months ended June 30, 2022, Noble incurred costs of $1.1 million related to professional fees in connection with the anticipated Rig Transaction. For additional information, see “Note 2— Acquisitions and Divestitures” to our condensed consolidated financial statements.

Hurricane losses and (recoveries), net. Noble received insurance recoveries of $16.6 million during the three months ended June 30, 2022, offset by costs incurred of $2.2 million. For additional information about the incident, see “Note 5— Property and Equipment” to our condensed consolidated financial statements.

Other Income and Expenses

Interest Expense. Interest expense totaled $7.7 million and $7.9 million during the three months ended June 30, 2022 and June 30, 2021 respectively.

Income Tax Provision (Benefit). We recorded an income tax provision of $3.9 million during the three months ended June 30, 2022 and we recorded an income tax benefit of $1.9 million during the three months ended June 30, 2021.

During the three months ended June 30, 2022, our tax provision included net tax benefits of $4.5 million related to a release of valuation allowance for Guyana deferred tax benefits, a tax benefit of $6.5 million related to a release of valuation allowance for Luxembourg deferred tax benefits. Such tax benefits were offset by tax expenses related to various recurring items comprised of Guyana excess withholding tax on gross revenue of $8.8 million and quarterly tax expense accrual of $6.1 million mostly in Luxembourg and Switzerland.

During the three months ended June 30, 2021, our tax provision included tax benefits of $11.8 million related to a US reserve release, $12.6 million related to a US tax refund, $1.2 million related primarily to deferred tax adjustments partially offset by approximately $5.1 million of recurring tax expense and other tax expense of $18.6 million related to non-US tax reserves.

Results for the Six Months Ended June 30, 2022, the Period from February 6 through June 30, 2021 and the Period from January 1 through February 5, 2021

Net income for the six months ended June 30, 2022 was $0.4 million, or zero per diluted share, on operating revenues of $485 million compared to net income for the period from February 6 through June 30, 2021 of $2.2 million, or $0.04 per diluted share, on operating revenues of $311.8 million. Net income for the period from January 1 through February 5, 2021 was $250.2 million, or $0.98 per diluted share, on operating revenues of $77.5 million.

As a result of Noble conducting all of its business through Finco and its subsidiaries, the financial position and results of operations for Finco, and the reasons for material changes in the amount of revenue and expense items between the six months ended June 30, 2022, the period from February 6 through June 30, 2021 and the period from January 1 through February 5, 2021, would be the same as the information presented below regarding Noble in all material respects, with the exception of operating loss and the gain on bargain purchase. For the six months ended June 30, 2022, Finco’s operating income was $26.6 million higher than that of Noble. For the period from February 6 through June 30, 2021, Finco’s operating income was $20.9 million lower than that of Noble. The operating income (loss) difference is primarily a result of expenses related to corporate legal costs and administration attributable to Noble for operations support and stewardship-related services. During the period from January 1 through February 5, 2021, Finco’s operating income was $0.3 million lower than that of Noble.

Key Operating Metrics

Operating results for our contract drilling services segment are dependent on three primary metrics: operating days, dayrates and operating costs. We also track rig utilization, which is a function of operating days and the number of rigs in our fleet. For more information on operating costs, see “—Contract Drilling Services” below.

The following table presents the average rig utilization, operating days and average dayrates for our rig fleet for the periods indicated:

	Average Rig Utilization (1)			Operating Days (2)			Average Dayrates (2)
	Successor		Predecessor	Successor		Predecessor	Successor		Predecessor
	Six Months Ended June 30, 2022	Period From February 6, 2021 through June 30, 2021	Period From January 1, 2021 through February 5, 2021	Six Months Ended June 30, 2022	Period From February 6, 2021 through June 30, 2021	Period From January 1, 2021 through February 5, 2021	Six Months Ended June 30, 2022	Period From February 6, 2021 through June 30, 2021	Period From January 1, 2021 through February 5, 2021
Floaters	76%	72%	86%	1,541	1,004	216	241,510	213,184	231,745
Jackups	65%	63%	58%	945	1,094	252	120,244	85,196	95,212

Total	72%	67%	68%	2,486	2,098	468	$195,429	$146,445	$158,228

(1)

We define utilization for a specific period as the total number of days our rigs are operating under contract, divided by the product of the total number of our rigs, including cold stacked rigs, and the number of calendar days in such period. Information reflects our policy of reporting on the basis of the number of available rigs in our fleet, excluding newbuild rigs under construction.

(2)

An operating day is defined as a calendar day during which a rig operated under a drilling contract. We define average dayrates as revenue from contract drilling services earned per operating day. Average dayrates exclude the effect of non-cash amortization related to favorable customer contract intangibles.

Contract Drilling Services

The following table presents the operating results for our contract drilling services segment for the periods indicated (dollars in thousands):

	Successor		Predecessor
	Six Months Ended June 30, 2022	Period From February 6, 2021 through June 30, 2021	Period From January 1, 2021 through February 5, 2021
Operating revenues:
Contract drilling services	$457,498	$284,526	$74,051
Reimbursables and other (1)	27,885	27,250	3,430

	485,383	311,776	77,481

Operating costs and expenses:
Contract drilling services	344,228	268,301	46,965
Reimbursables (1)	23,811	25,115	2,737
Depreciation and amortization	52,241	39,583	20,622
General and administrative	34,211	32,957	5,727
Merger and integration costs	18,578	8,753	—
(Gain) loss on sale of operating assets, net	(3,459)	—	—
Hurricane losses and (recoveries), net	2,805	—	—

	472,415	374,709	76,051

Operating income (loss)	$12,968	$(62,933)	$1,430

(1)

We record reimbursements from customers for out-of-pocket expenses as operating revenues and the related direct costs as operating expenses. Changes in the amount of these reimbursables generally do not have a material effect on our financial position, results of operations or cash flows.

The following table provides information about contract drilling revenue and costs by rig types:

	Successor				Predecessor
	Six Months Ended June 30, 2022		Period From February 6, 2021 through June 30, 2021		Period From January 1, 2021 through February 5, 2021
	Floaters	Jackups	Floaters	Jackups	Floaters	Jackups
Contract drilling services revenues	$343.9	$113.6	$191.3	$93.2	$50.1	$24.0
Contract drilling services costs	$221.5	$122.7	$151.6	$116.7	$25.8	$21.2
Average Rig Utilization	76%	65%	72%	63%	86%	58%

Operating Days	1,541	945	1,004	1,094	216	252
Average Dayrates	$241,510	$120,244	$213,095	$85,196	$231,745	$95,212

Total rigs — Beginning	12	8	7	12	7	12
— Acquired	—	—	7	—	—	—
— Disposed	1	—	2	—	—	—

— Ending	11	8	12	12	7	12

Contract Drilling Services Revenues.

Floaters. During the six months ended June 30, 2022, floaters generated revenue of $343.9 million with eight rigs operating the full period and a ninth rig commencing a contract near the end of March 2022, as compared to five rigs operating in the full period ended June 30, 2021. The average rig utilization for the six months ended June 30, 2022 increased from the six months ended June 30, 2021, mainly as a result of the sale of the Noble Clyde Boudreaux. The Noble Clyde Boudreaux had few operating days in the period ended June 30, 2021 and was sold in March 2022. During the six months ended June 30, 2022, the average dayrates increased by 13% from the period ended June 30, 2021, the average dayrate increase was driven by an overall upward trend in the industry and, specifically, increases in rates for our Guyana floater fleet. The commencement of the Noble Gerry de Souza contract in late March 2022 also had a positive effect on the average dayrate across the fleet, including the reimbursement of equipment upgrades and mobilization costs to Suriname. The higher rates have been partially offset by (i) lower average rates on the Noble Globetrotter II and Noble Faye Kozak in the six months ended June 30, 2022 as compared to the period ended June 30, 2021 and (ii) the Noble Stanley Lafosse, which had a lower contracted rate upon acquisition in April 2021 than the average across the fleet. Floater revenue was reduced by $28.4 million and 22.7 million for the six months ended June 30, 2022 and the period from February 6,2021 through June 30, 2021, respectively, by non-cash amortization related to customer contract intangibles, which were recognized on the Effective Date.

Jackups. During the six months ended June 30, 2022, jackups generated revenue of $113.6 million, as compared to $93.2 million in the period ended June 30, 2021. In November 2021, we sold four jackup units located in Saudi Arabia. Excluding the impact of the four disposed rigs, our average dayrate and utilization for the remaining jackup fleet increased by 37% and 14%, respectively. Five of our eight jackups were operating the full six months ended June 30, 2022, while the Noble Regina Allen commenced operations in late May 2022. In the period ended June 30, 2021, four of our jackups were operating the full period, two rigs experienced suspensions, and four rigs were operating a portion of the period. In February 2021, the Noble Lloyd Noble completed its contract and moved to the shipyard to prepare for work in Norway, which commenced in the fourth quarter of 2021.

During the period from January 1 through February 5, 2021, contract drilling services revenues totaled $50.1 million for our floaters and $24.0 million for our jackups. All six contracted floaters and seven of our eight contracted jackups operated for the entire period. This was offset by one contracted jackup not operating for the full period, the Noble Scott Marks, which was on suspension.

Operating Costs and Expenses

Floaters. During the six months ended June 30, 2022, total contract drilling services costs related to floaters was $221.5 million. Contract drilling services costs related to floaters totaled $151.6 million in the period from February 6,2021 through June 30, 2021. During the six months ended June 30, 2022, Noble incurred substantially more contract drilling services costs related to floaters with 11 floaters in the fleet for a majority of the period, eight of which were operating the full period, as compared to seven floaters in the fleet for a majority of the period ended June 30, 2021, five of which were operating the full period. In mid-April 2021, the Pacific Drilling Merger added five floaters to the fleet, net of the sale of the Pacific Bora and Pacific Mistral in June 2021, both of which were cold stacked. The addition of the Pacific Meltem and Pacific Scirocco had minor effect on contract drilling services costs in any period since they have remained cold stacked since the Pacific Drilling Merger. The increases were partially offset by the sale of the Noble Clyde Boudreaux in March 2022.

Jackups. During the six months ended June 30, 2022, total contract drilling services cost related to jackups was $122.7 million. Contract drilling services costs related to jackups totaled $116.7 million in the period from February 6, 2021 through June 30, 2021. During the six months ended June 30, 2022, Noble incurred significantly less contract drilling services costs related to the four jackups sold in Saudi Arabia in the fourth quarter of 2021. Partly offsetting this decrease, in the first quarter 2022, the Noble Houston Colbert began preparations for operations in the third quarter 2022. In addition, the Noble Lloyd Noble was operating the full period ended June 30, 2022. Total contract drilling services costs for the six months ended June 30, 2022 were higher than the period from February 6, 2021 through June 30, 2021 as a result of fewer operating days in the period ended June 30, 2021.

Relative to floaters and jackups, we began experiencing cost increases as a result of inflation in the three months ended June 30, 2022. Supply chain disruptions and the increased demand for goods and services worldwide have resulted in increases in costs for operating supplies, third-party wages, crew rotation and transportation.

During the period from January 1 through February 5, 2021, contract drilling services costs totaled $25.8 million for our floaters and $21.2 million for our jackups. Reduced operating costs in the period was a result of rigs stacked during the entire period, including the Noble Clyde Boudreaux, Noble Houston Colbert, Noble Hans Deul and Noble Tom Prosser.

Depreciation and Amortization. Depreciation and amortization totaled $52.2 million, $39.6 million, and $20.6 million during the six months ended June 30, 2022, the period from February 6 through June 30, 2021 and the period from January 1 through February 5, 2021, respectively. Depreciation during the Successor period was impacted by the fair value remeasurement of our rigs as a result of the implementation of fresh start accounting on the Effective Date and has increased due to the rigs acquired from the Pacific Drilling Merger and offset by the recent sale of four jackups in the fourth quarter of 2021.

General and Administrative Expenses. General and administrative expenses totaled $34.2 million, $33.0 million and $5.7 million during six months ended June 30, 2022, the period from February 6 through June 30, 2021 and the period from January 1 through February 5, 2021, respectively.

Merger and Integration Costs. Noble incurred $18.6 million of merger and integration costs primarily as a result of the Business Combination Agreement with Maersk Drilling during the six months ended June 30, 2022. Noble incurred $8.8 million of merger and integration costs in connection with the Pacific Drilling Merger during the period from February 6 through June 30, 2021. For additional information, see “Note 2— Acquisitions and Divestitures” to our condensed consolidated financial statements.

(Gain) Loss on Sale of Operating Assets. During the six months ended June 30, 2022, Noble recognized a gain of $6.8 million in connection with the sale of the Noble Clyde Boudreaux, offset by costs incurred of $1.1 million related to professional fees in connection with the anticipated Rig Transaction and additional costs recognized of $2.2 million related to the sale of rigs in Saudi Arabia in 2021. For additional information, see “Note 2— Acquisitions and Divestitures” and “Note 5— Property and Equipment” to our condensed consolidated financial statements.

Hurricane Losses and (Recoveries), net. Noble incurred $19.4 million of costs during the six months ended June 30, 2022, which primarily related to additional costs as a result of the incident, offset by insurance recoveries of $16.6 million. For additional information, see “Note 5— Property and Equipment” to our condensed consolidated financial statements.

Other Income and Expenses

Interest Expense. Interest expense totaled $15.4 million, $14.8 million and $0.2 million during the six months ended June 30, 2022, the period from February 6 through June 30, 2021 and the period from January 1 through February 5, 2021. The Predecessor period of 2021 included reduced expenses due to the Bankruptcy Court order of a stay on all interest expense during the pendency of the Chapter 11 Cases. The six months ended June 30, 2022 includes interest expense on our senior secured second lien notes (the “Second Lien Notes”). The Successor period of 2021 includes interest expense on our Second Lien Notes as well as borrowings under our Revolving Credit Facility (as defined herein). For additional information, see “Note 6— Debt” to our condensed consolidated financial statements.

Gain on Bargain Purchase. Noble recognized a $64.5 million gain on the bargain purchase of Pacific Drilling during the period from February 6 through June 30, 2021. For additional information, see “Note 2— Acquisitions and Divestitures” to our condensed consolidated financial statements.

Income Tax Benefit. We recorded an income tax benefit of $1.3 million and a tax expense of $3.4 million during the six months ended June 30, 2022 and the period from January 1 through February 5, 2021, respectively. We recorded an income tax benefit of $8.9 million during the period from February 6 through June 30, 2021.

During the six months ended June 30, 2022, our tax provision included net tax benefits of $8.2 million related to a release of valuation allowance for Guyana deferred tax benefits, a tax benefit of $6.5 million related to a release of valuation allowance for Luxembourg deferred tax benefits, $0.9 million related to an adjustment to Swiss deferred tax benefits, and $1.3 million related primarily to deferred tax adjustments. Such tax benefits were partially offset by tax expenses related to various recurring items comprised of Guyana excess withholding tax on gross revenue of $10.5 million and quarterly tax expense accrual of $5.0 million mostly in Luxembourg and Switzerland.

During the period from February 6, 2021 through June 30, 2021, our tax provision included tax benefits of $21.9 million related to US and non-US reserve releases, $12.6 million related to a US tax refund, and $1.2 million related primarily to deferred tax adjustments. Such tax benefits were partially offset by tax expenses of $8.2 million related to various recurring items and $18.6 million related to non-US tax reserves.

During the period from January 1 through February 5, 2021, our income tax provision included a tax benefit of $1.7 million related to a non-US reserve release and tax expense of $2.5 million related to fresh start and reorganization adjustments, and other recurring tax expenses of approximately $2.6 million.

Liquidity and Capital Resources

Senior Secured Revolving Credit Facility

As of June 30, 2022, we had no loans outstanding and $11.9 million of letters of credit issued under the senior secured revolving credit agreement (“Revolving Credit Facility”) and an additional $7.4 million in letters of credit and surety bonds issued under bilateral arrangements. For additional information about our Revolving Credit Facility, see “Note 6— Debt” to our condensed consolidated financial statements.

Second Lien Notes Indenture

During the six months ended June 30, 2022, there were no changes in the outstanding principal amount under the Second Lien Notes. Interest on the Second Lien Notes accrues, at Finco’s option, at a rate of: (i) 11% per annum, payable in cash; (ii) 13% per annum, with 50% of such interest to be payable in cash and 50% of such interest to be payable by issuing additional Second Lien Notes (“PIK Notes”); or (iii) 15% per annum, with the entirety of such interest to be payable by issuing PIK Notes. Finco shall pay interest semi-annually in arrears on February 15 and August 15 of each year, commencing August 15, 2021. For accrual purposes, we have assumed we will make the next interest payment in cash and have accrued at a rate of 11%; however, the actual interest election will be made no later than the record date for such interest payment. For additional information about our Second Lien Notes, see “Note 6— Debt” to our condensed consolidated financial statements.

Sources and Uses of Cash

Our principal sources of capital in the current period were cash generated from operating activities and funding from our Revolving Credit Facility and Second Lien Notes. Cash on hand during the current period was primarily used for the following:

•	normal recurring operating expenses;

•	fees and expenses related to merger & integration costs; and

•	capital expenditures.

Our currently anticipated cash flow needs, both in the short-term and long-term, may include the following:

•	normal recurring operating expenses;

•	planned and discretionary capital expenditures;

•	repurchase, redemptions or repayments of debt and interest;

•	fees and expenses related to merger & integration costs;

•	Share repurchase and dividends; and

•	certain contractual cash obligations and commitments.

We may, from time to time, redeem, repurchase or otherwise acquire our outstanding Second Lien Notes through open market purchases, tender offers or pursuant to the terms of such securities.

We currently expect to fund our cash flow needs with cash generated by our operations, cash on hand, proceeds from sales of assets, or borrowings under our Revolving Credit Facility and we believe this will provide us with sufficient ability to fund our cash flow needs over the next 12 months. Subject to market conditions and other factors, we may also issue equity or long-term debt securities to fund our cash flow needs and for other purposes.

Net cash provided by operating activities was $36.3 million and $30.9 million for the six months ended June 30, 2022 and for the period from February 6 through June 30, 2021, respectively, and net cash used in operating activities was $45.4 million for the period from January 1 through February 5, 2021. The six months ended June 30, 2022 and the Predecessor period had a cash outflow from operating assets and liabilities, while the period from February 6 through June 30, 2021 benefited from a cash inflow from operating assets and liabilities. We had working capital of $233.0 million at June 30, 2022 and $207.3 million at December 31, 2021.

Net cash used in investing activities was $63.8 million for the six months ended June 30, 2022. During the six months ended June 30, 2022, our capital expenditures consisted primarily of routine projects associated with overhauls and upgrades, including managed pressure drilling units, and were offset against proceeds from the sale of the Noble Clyde Boudreaux. Net cash used in investing activities was $14.4 million for the period from January 1 through February 5, 2021. Net cash provided by investing activities was $10.9 million for the period from February 6 through June 30, 2021. The Predecessor and Successor periods of 2021 include shipyard work on the Noble Lloyd Noble and the managed pressure drilling upgrade on the Noble Don Taylor and Noble Tom Madden. The Successor period also includes cash acquired from the Pacific Drilling Merger and proceeds from the sale of the Pacific Bora and Pacific Mistral in late June 2021.

Net cash used in financing activities was $4.5 million and $191.2 million for the six months ended June 30, 2022 and the period from January 1 through February 5, 2021, respectively. Net cash provided by financing activities was $12.8 million for the period from February 6 through June 30, 2021. The Predecessor period included the repayment of Legacy Noble’s 2017 Credit Facility, issuances of the Second Lien Notes and borrowings on the Revolving Credit Facility. The Successor period of 2021 includes net borrowings on the Revolving Credit Facility.

At June 30, 2022, we had a total contract drilling services backlog of approximately $2.1 billion, which includes a commitment of 47 percent of available days for the remaining half of 2022. For additional information regarding our backlog, see “—Contract Drilling Services Backlog.”

Capital Expenditures

Capital expenditures totaled $76.1 million for the six months ended June 30, 2022 and consisted of the following:

•	$39.0 million for sustaining capital;

•	$21.8 million in major projects, including subsea and other related projects; and

•	$15.3 million for rebillable capital and contract modifications.

Our total capital expenditure estimate for the year ending December 31, 2022 is expected to range between $170 million and $185 million, of which approximately $100 million to $115 million is currently anticipated to be spent for sustaining capital, and approximately $25 million is anticipated to be reimbursed by our customers. Our current capital expenditure estimates are not inclusive of any potential merger capital outlay.

From time to time we consider possible projects that would require expenditures that are not included in our capital budget, and such unbudgeted expenditures could be significant. In addition, while liquidity and preservation of capital remains our top priority, we will continue to evaluate acquisitions of drilling units from time to time.

Guarantees of Registered Securities

Finco has issued the Second Lien Notes due 2028. The Second Lien Notes are fully and unconditionally guaranteed, jointly and severally, on a senior secured second-priority basis, by the direct and indirect subsidiaries of Finco that are Credit Parties under the Revolving Credit Facility (the “Guarantors”). The guarantees are unconditional, irrevocable, joint and several senior obligations of each Guarantor and rank equally in right of payment with all future senior indebtedness of such Guarantor and effectively senior to all of such Guarantor’s unsecured senior indebtedness. For a discussion of the Second Lien Notes guarantees, see Part II, Item 7, “Guarantees of Registered Securities” in our Annual Report on Form 10-K for the year ended December 31, 2021.

Guarantor Summarized Financial Information

The summarized financial information below reflects the combined accounts of the Guarantors and the non-consolidated accounts of Finco (collectively, the “Obligors”), for the dates and periods indicated. The financial information is presented on a combined basis and intercompany balances and transactions between entities in the Obligor group have been eliminated.

Summarized Balance Sheet Information:

	Successor
	June 30, 2022	December 31, 2021
Current assets	$396,039	$333,127
Amounts due from non-guarantor subsidiaries, current	5,235,333	5,150,694
Noncurrent assets	1,225,427	1,214,111
Amounts due from non-guarantor subsidiaries, noncurrent	646,778	646,778
Current liabilities	199,603	189,177
Amounts due from non-guarantor subsidiaries, current	5,967,068	5,254,540
Noncurrent liabilities	300,793	281,218
Amounts due from non-guarantor subsidiaries, noncurrent	407,111	168,873

Summarized Statement of Operations Information:

	Successor (1) Obligors		Predecessor (2) Obligors
	Six Months Ended June 30, 2022	Period From February 6, 2021 through December 31, 2021	Period From January 1, 2021 through February 5, 2021
Operating revenues	$452,945	$615,432	$70,584
Operating costs and expenses	369,502	480,367	63,255
Income (loss) from continuing operations before income taxes	81,380	111,251	(2,303,528)
Net income (loss)	77,644	99,011	(2,318,932)

(1)

Includes operating revenue of $8.2 million, operating costs and expenses of $43.2 million and other income of $54.6 million attributable to transactions with non-guarantor subsidiaries for the six months ended June 30, 2022. Includes operating revenue of $31.3 million, operating costs and expenses of $17.1 million and other expense of $26.3 million attributable to transactions with non-guarantor subsidiaries for the period from February 6, 2021 through December 31, 2021.

(2)

Includes operating revenue of $3.8 million, operating costs and expenses of $1.1 million and other expense of $(1.2) million attributable to transactions with non-guarantor subsidiaries for the period from January 1, 2021 through February 5, 2021.

Environmental Matters

We are subject to numerous international, federal, state and local laws and regulations relating to the protection of the environment and of human health and safety. For a discussion of the most significant of these laws and regulations, see Part I, Item 1, “Business—Governmental Regulations and Environmental Matters” in our Annual Report on Form 10-K for the year ended December 31, 2021.

Continuing political and social attention to the issue of global climate change has resulted in a broad range of proposed or promulgated laws focusing on greenhouse gas reduction. These proposed or promulgated laws apply or could apply in countries where we have interests or may have interests in the future. Laws in this field continue to evolve, and while it is not possible to accurately estimate either a timetable for implementation or our future compliance costs relating to implementation, such laws, if enacted, could have a material impact on our results of operations and financial condition. Climate change could also increase the frequency and severity of adverse weather conditions, including hurricanes, typhoons, cyclones, winter storms and rough seas. If such effects were to occur, they could have an adverse impact on our operations. For a discussion of climate change, see Part I, Item 1, “Business—Governmental Regulations and Environmental Matters—Climate Change” in our Annual Report on Form 10-K for the year ended December 31, 2021.

In addition, increasing social attention to ESG matters and climate change has resulted in demands for action related to climate change and energy rebalancing matters, such as promoting the use of substitutes to fossil fuel products, encouraging the divestment of fossil fuel equities, and pressuring lenders and other financial services companies to limit or curtail activities with fossil fuel companies. Initiatives to incentivize a shift away from fossil fuels could reduce demand for hydrocarbons, thereby reducing demand for our services and causing a material adverse effect on our earnings, cash flows and financial condition. For further discussion of these risks, see Part I, Item 1A, “Risk Factors—Regulatory and Legal Risks—Increasing attention to environmental, social and governance matters and climate change may impact our business and financial results” in our Annual Report on Form 10-K for the year ended December 31, 2021.

New Accounting Pronouncements

See Part I, Item 1, Financial Statements, “Note 3— Accounting Pronouncements,” to the condensed consolidated financial statements for a description of the recent accounting pronouncements.

Item 3. Quantitative and Qualitative Disclosures about Market Risk

There has been no significant change in our exposure to market risk when compared to those disclosed in Part II, Item 7A. “Quantitative and Qualitative Disclosures about Market Risk” in our Annual Report on Form 10-K for the year ended December 31, 2021.

Item 4. Controls and Procedures

Robert W. Eifler, President and Chief Executive Officer (Principal Executive Officer) of Noble, and Richard B. Barker, Senior Vice President and Chief Financial Officer (Principal Financial Officer) of Noble, have evaluated the disclosure controls and procedures of Noble as of the end of the period covered by this report. On the basis of this evaluation, Mr. Eifler and Mr. Barker have concluded that Noble’s disclosure controls and procedures were effective as of June 30, 2022. Noble’s disclosure controls and procedures are designed to ensure that information required to be disclosed by Noble in the reports that it files with or submits to the SEC are recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to management as appropriate to allow timely decisions regarding required disclosure.

Robert W. Eifler, President and Chief Executive Officer (Principal Executive Officer) of Finco, and Richard B. Barker, Director, Senior Vice President and Chief Financial Officer (Principal Financial Officer) of Finco, have evaluated the disclosure controls and procedures of Finco as of the end of the period covered by this report. On the basis of this evaluation, Mr. Eifler and Mr. Barker have concluded that Finco’s disclosure controls and procedures were effective as of June 30, 2022. Finco’s disclosure controls and procedures are designed to ensure that information required to be disclosed by Finco in the reports that it files with or submits to the SEC are recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to management as appropriate to allow timely decisions regarding required disclosure.

PART II. OTHER INFORMATION

Item 1. Legal Proceedings

Information regarding legal proceedings is presented in “Note 12— Commitments and Contingencies,” to our condensed consolidated financial statements included in Item 1 of Part I of this Quarterly Report on Form 10-Q and is incorporated herein by reference.

Item 1A. Risk Factors

There are numerous factors that affect our business and results of operations, many of which are beyond our control. In addition to the other information presented in this Quarterly Report, you should carefully read and consider “Item 1A. Risk Factors” in Part II of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, and “Item 1A. Risk Factors” in Part I and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II of our Annual Report on Form 10-K for the year ended December 31, 2021, which contain descriptions of significant risks that might cause our actual results of operations in future periods to differ materially from those currently anticipated or expected.

Item 2. Unregistered Sales of Equity Securities and Use of Proceeds

Exercises of Warrants

During the three months ended June 30, 2022:

•	8,830 Ordinary Shares were issued to holders of seven-year warrants with Black-Scholes protection (the “Tranche 1 Warrants”) pursuant to exercises of 9,281 Tranche 1 Warrants;

•	1,968,320 Ordinary Shares were issued to holders of seven-year warrants with Black-Scholes protection (the “Tranche 2 Warrants”) pursuant to exercises of 2,704,631 Tranche 2 Warrants; and

•	2,000,000 Ordinary Shares were issued to holders of ordinary share purchase warrants (“Penny Warrants”) pursuant to exercises of 2,000,000 Penny Warrants.

Such Ordinary Shares were issued pursuant to the exemptions from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), under Section 4(a)(2) under the Securities Act and Section 1145 of the Bankruptcy Code. For more information on the terms of exercise and other features of the warrants, see “Note 4— Income (Loss) Per Share—Warrants” to our condensed consolidated financial statements included in Item 2 of Part I of this Quarterly Report on Form 10-Q.

Item 6. Exhibits

The following exhibits are filed as part of this Quarterly Report on Form 10-Q.

Index to Exhibits

Exhibit Number	Exhibit

2.1	Modified Second Amended Joint Plan of Reorganization of Noble Corporation plc (n/k/a Noble Holding Corporation plc), a company incorporated under the laws of England and Wales (“Legacy Noble”), and its Debtor Affiliates (filed as Exhibit 2.1 to Legacy Noble’s Current Report on Form 8-K filed on November 23, 2020 and incorporated herein by reference).

2.2†	Agreement and Plan of Merger, dated as of March 25, 2021, by and among Noble Corporation, a Cayman Islands company (“Noble”), Duke Merger Sub, LLC and Pacific Drilling Company LLC (filed as Exhibit 2.1 to Noble’s Current Report on Form 8-K filed on March 25, 2021 and incorporated herein by reference).

2.3†	Purchase and Sale Agreement, dated as of August 25, 2021, by and among Noble Finance Company, Noble Drilling (TVL) Ltd., Noble SA Limited, Noble Rig Holding I Limited, Noble Rig Holding 2 Limited, Noble Drilling Arabia Co. Ltd. and ADES International Holding Limited (filed as Exhibit 2.1 to Noble’s Current Report on Form 8-K filed on August 26, 2021 and incorporated herein by reference).

2.4†	Amendment No. 1 to Purchase and Sale Agreement, dated as of October 15, 2021, by and among Noble Finance Company, Noble Drilling (TVL) Ltd., Noble SA Limited, Noble Rig Holding I Limited, Noble Rig Holding 2 Limited, Noble Drilling Arabia Co. Ltd., ADES International Holding Limited and ADES Saudi Limited Company (filed as Exhibit 2.7 to Noble’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2021 and incorporated herein by reference).

2.5†	Business Combination Agreement, dated as of November 10, 2021, by and among Noble Corporation, Noble Finco Limited, Noble Newco Sub Limited and The Drilling Company of 1972 A/S (filed as Exhibit 2.1 to Noble’s Current Report on Form 8-K filed on November 10, 2021 and incorporated herein by reference).

2.6†	Asset Purchase Agreement, dated as of June 23, 2022, by and among Noble Corporation and certain of its subsidiaries, Shelf Drilling (North Sea), Ltd., and Shelf Drilling, Ltd. (filed as Exhibit 2.1 to Noble’s Current Report on Form 8-K filed on June 23, 2022 and incorporated herein by reference).

2.7	Amendment No. 1 to Business Combination Agreement, dated as of August 5, 2022, by and among Noble Corporation plc, Noble Corporation, Noble Newco Sub Limited and The Drilling Company of 1972 A/S. (filed as Exhibit 2.1 to Noble’s Current Report on Form 8-K filed on August 5, 2022 and incorporated herein by reference).

3.1	Amended and Restated Memorandum of Association of Noble Corporation (filed as Exhibit 3.1 to Noble’s Current Report on Form 8-K filed on February 8, 2021 and incorporated herein by reference).

3.2	Amended and Restated Articles of Association of Noble Corporation (filed as Exhibit 3.2 to Noble’s Current Report on Form 8-K filed on February 8, 2021 and incorporated herein by reference).

3.3	Memorandum and Articles of Association of Noble Finance Company, as amended by shareholder resolutions (filed as Exhibit 3.2 to Noble’s Amendment No. 1 to the Annual Report on Form 10-K/A for the year ended December 31, 2020 and incorporated herein by reference).

3.4	Form of Articles of Association of Noble Finco Limited (filed as Exhibit 3.1 to Noble’s Current Report on Form 8-K filed on November 10, 2021 and incorporated herein by reference).

10.1*	Noble Corporation 2022 Short-Term Incentive Plan.

22.1	List of Guarantor Subsidiaries and Affiliate Securities Pledged as Collateral (filed as Exhibit 22.1 to Noble’s Annual Report on Form 10-K for the year ended December 31, 2021 and incorporated herein by reference).

31.1	Certification of Robert W. Eifler, Noble, pursuant to the U.S. Securities Exchange Act of 1934, as amended, Rule 13a-14(a) or Rule 15d-14(a).

Exhibit Number	Exhibit

31.2	Certification of Robert W. Eifler, Finco, pursuant to the U.S. Securities Exchange Act of 1934, as amended, Rule 13a-14(a) or Rule 15d-14(a).

31.3	Certification of Richard B. Barker, Noble, pursuant to the US Securities Exchange Act of 1934, as amended, Rule 13a-14(a) or Rule 15d-14(a).

31.4	Certification of Richard B. Barker, Finco, pursuant to the US Securities Exchange Act of 1934, as amended, Rule 13a-14(a) or Rule 15d-14(a).

32.1+	Certification of Robert W. Eifler, Noble, pursuant to 18 U.S.C. Section 1350, as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

32.2+	Certification of Robert W. Eifler, Finco, pursuant to 18 U.S.C. Section 1350, as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

32.3+	Certification of Richard B. Barker, Noble, pursuant to 18 U.S.C. Section 1350, as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

32.4+	Certification of Richard B. Barker, Finco, pursuant to 18 U.S.C. Section 1350, as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

101.INS	Inline XBRL Instance Document—the instance document does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document.

101.SCH	Inline XBRL Taxonomy Extension Schema Document.

101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document.

101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document.

101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document.

101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document.

104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).

†	Certain portions of the exhibit have been omitted. The Company agrees to furnish a supplemental copy with any omitted information to the SEC upon request.
+	Furnished in accordance with Item 601(b)(32)(ii) of Regulation S-K.
*	Management contract or compensatory plan or arrangement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Noble Corporation, a Cayman Islands company

/s/ Richard B. Barker	August 9, 2022
Richard B. Barker Senior Vice President and Chief Financial Officer (Principal Financial Officer)	Date

/s/ Laura D. Campbell	August 9, 2022
Laura D. Campbell Vice President, Chief Accounting Officer and Controller (Principal Accounting Officer)	Date

Noble Finance Company, a Cayman Islands company

/s/ Richard B. Barker	August 9, 2022
Richard B. Barker Director, Senior Vice President and Chief Financial Officer (Principal Financial Officer)	Date

/s/ Laura D. Campbell	August 9, 2022
Laura D. Campbell Vice President and Controller (Principal Accounting Officer)	Date

Exhibit 10.1

Portions of this document have been redacted pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both not material and is the type that the registrant treats as private or confidential. Redacted portions are indicated with the notation “[***]”.

NOBLE CORPORATION

2022 Short-Term Incentive Plan (“STIP”)

Plan Overview, Terms and Conditions

Plan Purpose

The success of Noble Corporation (“Noble”) and its subsidiaries (collectively, the “Company”) is a result of the efforts of all key employees. To focus each employee’s efforts on optimizing the Company’s performance, the Company maintains this Short-Term Incentive Plan (the “Plan”) to reward employees for successful achievement of specific Company goals.

An effective incentive plan should both align employee interests with those of shareholders and motivate and influence employee behavior. Key positions within the Company have the ability to make a positive contribution to key factors that increase shareholder value. These factors can be quantified and measured through achievement of various targets. The objectives of using such targets in the formulation of the specific Company goals are to link an employee’s annual incentive award more closely to the metrics that most directly benefit shareholders within existing market conditions and to promote a culture of high performance and an environment of teamwork.

Eligibility and Participation

Full-time shore-based employees and select offshore employees are eligible for consideration of a cash payment under the Plan (a “Payment”), subject to, for executive officers of Noble, the approval of the Compensation Committee of the Board of Directors of Noble (the “Committee”) and, for all other employees, the approval of the President and Chief Executive Officer of Noble (the “CEO”), or their designee.

To be eligible to receive a Payment with respect to a Plan year, an employee must be actively employed by the Company on the last day of such Plan year and must continue to be employed through the date on which Payments for such Plan year are made. An employee shall not be eligible to receive any Payment if the employee’s employment with the Company terminates for any reason, either voluntarily or involuntarily (except as noted below), before that date on which Payments for a Plan year are made. The Committee has the discretion to revise these requirements on a case-by-case basis to the extent the Committee deems it necessary or desirable. The Plan year is also the calendar year unless otherwise specified.

In the event of death, disability or retirement, the employee or estate of the former employee may receive a Payment, at the discretion of the CEO; provided that, for executive officers of Noble, such decision will be at the discretion of the Committee. For purposes of the Plan, “disability” means any termination of employment with the Company because of a long-term or total disability, as determined by the Company’s disability insurance programs. “Retirement” means a termination of employment with the Company on a voluntary basis by a person if, immediately prior to such termination of employment, the sum of the age and the number of years of continuous service of such person with the Company is equal to or greater than 65 and the employee has attained the age of 55.

Plan Funding

The Award Pool (as defined below) for 2022 will primarily be a function of the Company’s performance on key metrics to include:

a. Financial results (weighted 70%)

b. Safety and environmental results (weighted 30%)

See Exhibit 1 for details on the Company’s specific goals and associated performance targets, and their weighting. Generally, the performance targets of each goal are structured to include a Threshold, Target and Maximum level of achievement. The Threshold is the minimum level of achievement. If performance is below Threshold for a goal, it will yield no funding associated with that goal. If performance is above Maximum for a goal, it will be capped at the Maximum 200% funding associated with that goal.

The Award Pool available will be determined first by multiplying the sum of the target bonuses for all eligible employees at the end of the year (“Aggregate Target Bonuses”) by the Company’s weighted performance as measured by the performance results against the pre-established goals.

The Award Pool will be allocated as described in the next sections.

Individual Target Bonus

The target bonus for an employee is an amount equal to the employee’s salary at the end of the Plan year multiplied by their assigned target bonus percentage. Target bonuses range from 4% to 110% of salary. The assigned targets are based on competitive market data and internal equity considerations and are reviewed each year. Note that, for purposes of calculating the Aggregate Target Bonuses, a target bonus percentage of up to 6% will be used for those employees covered under the Plan that do not have a target bonus percentage.

Company Goals

The 2022 goals and associated performance targets, and their weighting, are provided in Exhibit 1 (as may be amended and restated from time to time at the discretion of the Committee).

In administering the Plan and reviewing the Company’s performance, the Committee may take into consideration the effect of any subsequent events, such as acquisitions, impairments, spin-offs or sales of assets, or any unusual or non- recurring item or any unforeseen event that impacts the Company and distorts its results and may make resulting adjustments to goals or to performance targets. After the end of each Plan year, the Committee, in its best business judgment, will make the final determination on the size of the Award Pool for such Plan year.

Determination of Individual Awards

Target bonuses will be adjusted based on the Company’s results against the Plan’s performance targets (see Exhibit 1). This will be an employee’s Adjusted Target Bonus. For example, if an employee’s target bonus is $10,000, and the certified performance multiple is 1.20, their Adjusted Target Bonus would be $12,000.

Each employee’s Adjusted Target Bonus may be further adjusted (i) to account, pro rata, for length of service or time in position for individual’s hired or promoted during the Plan year, (ii) upward by up to 20%, or (iii) downwards by up to 100%, to reflect, in the situation of (ii) and (iii), merit, individual or team performance, employee conduct, separation of employment, or any additional selected criteria. Such adjustments for executive officers of Noble will be determined by the Committee and such adjustments for all other employees will be determined by the CEO, or their designee.

The cumulative total of all Adjusted Target Bonuses, as further adjusted by permitted discretion detailed in the paragraph above, will be the “Aggregate Calculated Pool”. If on a cumulative basis the sum of the awards in the Aggregate Calculated Pool is greater than the Award Pool, bonuses will be adjusted on a pro-rata basis to remain within the constraints of the Award Pool.

At-Will Employment

Nothing in the Plan guarantees or constitutes a contract for any specific term of employment or otherwise limits the Company’s or an employee’s right to terminate the employment relationship for any reason at any time.

Exhibit 1

2022 STIP Goals, Performance Targets and Weightings

Goal	50%	100%	200%	Weighting
	Threshold	Target	Maximum
Free Cash Flow	[***]	[***]	[***]	35%
Contract Drilling Margin less G&A	[***]	[***]	[***]	35%
Total Recordable Incident Rate	≤ 0.40	≤ 0.35	≤ 0.30	10%
Loss of Primary Containment	≤ 0.31	≤ 0.20	≤ 0.18	10%
ESG Goals	Committee’s Discretion			10%

EXHIBIT 31.1

Noble Corporation, a Cayman Islands company

I, Robert W. Eifler, certify that:

1.	I have reviewed this quarterly report on Form 10-Q of Noble Corporation;

2.

Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.

Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.

The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

a)

Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b)

Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c)

Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d)

Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.

The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors:

a)

All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

/s/ Robert W. Eifler	August 9, 2022
Robert W. Eifler	Date

President and Chief Executive Officer (Principal Executive Officer) of Noble Corporation, a Cayman Islands company

EXHIBIT 31.2

Noble Finance Company, a Cayman Islands company

I, Robert W. Eifler, certify that:

1.	I have reviewed this quarterly report on Form 10-Q of Noble Finance Company;

2.

Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.

Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.

The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

a)

Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b)

Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c)

Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d)

Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.

The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors:

a)

All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

/s/ Robert W. Eifler	August 9, 2022
Robert W. Eifler	Date

President and Chief Executive Officer (Principal Executive Officer) of Noble Finance Company, a Cayman Islands company

EXHIBIT 31.3

Noble Corporation, a Cayman Islands company

I, Richard B. Barker, certify that:

1.	I have reviewed this quarterly report on Form 10-Q of Noble Corporation;

2.

Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.

Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.

The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

a)

Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b)

Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c)

Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d)

Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.

The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors:

a)

All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

/s/ Richard B. Barker	August 9, 2022
Richard B. Barker	Date

Senior Vice President and Chief Financial Officer (Principal Financial Officer) of Noble Corporation, a Cayman Islands company

EXHIBIT 31.4

Noble Finance Company, a Cayman Islands company

I, Richard B. Barker, certify that:

1.	I have reviewed this quarterly report on Form 10-Q of Noble Finance Company;

2.

Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.

Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.

The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

a)

Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b)

Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c)

Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d)

Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.

The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors:

a)

All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

/s/ Richard B. Barker	August 9, 2022
Richard B. Barker	Date

Director, Senior Vice President and Chief Financial Officer (Principal Financial Officer) of Noble Finance Company, a Cayman Islands company

EXHIBIT 32.1

Noble Corporation, a Cayman Islands company

CERTIFICATION PURSUANT TO

18 U.S.C. SECTION 1350,

AS ADOPTED PURSUANT TO

SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Quarterly Report of Noble Corporation, a Cayman Islands company (the “Company”) on Form 10-Q for the period ended June 30, 2022, as filed with the United States Securities and Exchange Commission on the date hereof (the “Report”), I, Robert W. Eifler, President and Chief Executive Officer of the Company, certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that to the best of my knowledge:

(1)	The Report fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2)	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

August 9, 2022	/s/ Robert W. Eifler
Robert W. Eifler
President and Chief Executive Officer (Principal Executive Officer) of Noble Corporation, a Cayman Islands company

EXHIBIT 32.2

Noble Finance Company, a Cayman Islands company

CERTIFICATION PURSUANT TO

18 U.S.C. SECTION 1350,

AS ADOPTED PURSUANT TO

SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Quarterly Report of Noble Finance Company, a Cayman Islands company (the “Company”) on Form 10-Q for the period ended June 30, 2022, as filed with the United States Securities and Exchange Commission on the date hereof (the “Report”), I, Robert W. Eifler, President and Chief Executive Officer of the Company, certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that to the best of my knowledge:

(1)	The Report fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2)	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

August 9, 2022	/s/ Robert W. Eifler
Robert W. Eifler
President and Chief Executive Officer (Principal Executive Officer) of Noble Finance Company, a Cayman Islands company

EXHIBIT 32.3

Noble Corporation, a Cayman Islands company

CERTIFICATION PURSUANT TO

18 U.S.C. SECTION 1350,

AS ADOPTED PURSUANT TO

SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Quarterly Report of Noble Corporation, a Cayman Islands company (the “Company”) on Form 10-Q for the period ended June 30, 2022, as filed with the United States Securities and Exchange Commission on the date hereof (the “Report”), I, Richard B. Barker, Senior Vice President and Chief Financial Officer of the Company, certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that to the best of my knowledge:

(1)	The Report fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2)	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

August 9, 2022	/s/ Richard B. Barker
Richard B. Barker
Senior Vice President and Chief Financial Officer (Principal Financial Officer) of Noble Corporation, a Cayman Islands company

EXHIBIT 32.4

Noble Finance Company, a Cayman Islands company

CERTIFICATION PURSUANT TO

18 U.S.C. SECTION 1350,

AS ADOPTED PURSUANT TO

SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Quarterly Report of Noble Finance Company, a Cayman Islands company (the “Company”) on Form 10-Q for the period ended June 30, 2022, as filed with the United States Securities and Exchange Commission on the date hereof (the “Report”), I, Richard B. Barker, Director, Senior Vice President and Chief Financial Officer of the Company, certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that to the best of my knowledge:

(1)	The Report fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2)	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

August 9, 2022	/s/ Richard B. Barker
Richard B. Barker
Director, Senior Vice President and Chief Financial Officer (Principal Financial Officer) of Noble Finance Company, a Cayman Islands company